UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST INDIANA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value

(2)	Aggregate number of securities to which transaction applies:

17,227,445 (total issued and outstanding shares plus deferred shares plus total shares covered by all outstanding and unexercised stock option agreements)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$32.00 (per share cash merger consideration specified in the merger agreement)

(4)	Proposed maximum aggregate value of transaction:

$541,975,519 (after deduction of the option exercise prices for total shares covered by all outstanding and unexercised stock options)

(5)	Total fee paid:

$16,638.65

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2007

Dear Shareholder:

The directors and officers of First Indiana Corporation join me in extending to you a cordial invitation to attend a special meeting of our shareholders. This meeting will be held on          ,          , 2007, at          :00 .m. EST, in the Conference Center on the Second Floor of First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204.

At the Special Meeting, you will be asked to approve the Agreement and Plan of Merger dated July 8, 2007, which provides that a wholly owned subsidiary of Marshall & Ilsley Corporation will be merged with and into First Indiana Corporation, with First Indiana as the surviving corporation. If the proposed merger is consummated, each share of First Indiana common stock outstanding immediately prior to consummation of the merger will be converted into and represent the right to receive $32.00 in cash.

As a result of the merger, First Indiana Corporation will become a wholly owned subsidiary of Marshall & Ilsley. Approval by First Indiana’s shareholders of the Agreement and Plan of Merger is a condition to consummation of the merger. The terms of the merger are explained in detail in the accompanying proxy statement, which we urge you to read carefully.

FIRST INDIANA’S BOARD OF DIRECTORS HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED IN THAT AGREEMENT, INCLUDING THE MERGER, BECAUSE THE BOARD BELIEVES SUCH ACTIONS TO BE IN THE BEST INTERESTS OF FIRST INDIANA’S SHAREHOLDERS.

The formal notice of this special meeting and the proxy statement appear on the following pages. Your vote is important, regardless of the number of shares you own.

Whether or not you attend this meeting, we encourage you to return your proxy promptly in the prepaid envelope provided, or to register your vote by telephone or through the Internet. After doing so, you may, of course, vote in person at the meeting.

We look forward to seeing you on                    .

Sincerely,

Marni McKinney,
Chairman

i

ii

FIRST INDIANA CORPORATION
INDIANAPOLIS, INDIANA

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	:00 .m. EST on , , 2007

Place	First Indiana Plaza, Second Floor Conference Center, 135 North Pennsylvania Street, Indianapolis, Indiana 46204

Business
(1) To consider and vote upon the Agreement and Plan of Merger dated July 8, 2007, by and among Marshall & Ilsley Corporation, FIC Acquisition Corporation and First Indiana Corporation, pursuant to which (i) FIC Acquisition Corporation will be merged with and into First Indiana Corporation, with First Indiana Corporation as the surviving corporation, after which First Indiana Corporation will be a wholly-owned subsidiary of Marshall & Ilsley Corporation; and (ii) each share of common stock of First Indiana Corporation outstanding immediately prior to consummation of the merger will be converted into and represent the right to receive $32.00 in cash, as described in the proxy statement and in the merger agreement which is attached as Appendix A thereto;

(2) To adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger; and

(3) To consider other business which may properly come before the meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a First Indiana shareholder as of the close of business on , 2007.

Voting	Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the special meeting by completing, signing, dating, and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet.

By Order of the Board of Directors,

Reagan K. Rick,
Secretary and General Counsel

This notice of special meeting and proxy statement and form of proxy
are being distributed on or about                    , 2007.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

The board of directors of First Indiana Corporation, an Indiana corporation, is providing these proxy materials for you in connection with First Indiana’s special meeting of shareholders. The meeting will be held on          ,                    , 2007. As a shareholder, you are entitled to and requested to vote on the items of business described in this proxy statement. All shareholders as of the record date may attend the special meeting.

What am I voting on?

You are voting on the proposed merger of First Indiana with a subsidiary of Marshall & Ilsley Corporation, after which First Indiana will be a wholly-owned subsidiary of Marshall & Ilsley Corporation. In addition, you are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

How much will I receive for each share of First Indiana Corporation common stock that I own?

If you are a shareholder at the effective time of the merger, you will receive a cash payment equal to $32.00 for each share of First Indiana Corporation common stock that you properly deliver to Marshall & Ilsley Corporation’s exchange agent.

Should I send in my stock certificates now?

No. You should not send in your stock certificates at this time.

Marshall & Ilsley Corporation’s exchange agent will send you instructions for exchanging your First Indiana common stock certificates for the merger consideration promptly after the merger is completed.

What are the Federal income tax consequences of the merger?

The cash that you receive in the merger in exchange for your shares of First Indiana common stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you may recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of First Indiana common stock. We recommend that you read the section titled “The Merger — Material United States Federal Income Tax Consequences” in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

When is the merger expected to be completed?

We must first obtain the necessary regulatory approvals and the approval of shareholders at the special meeting. We currently expect to complete the merger during the last quarter of 2007 or the first quarter of 2008.

How does the board recommend that I vote?

Our board recommends that you vote your shares “FOR” approval of the merger agreement and the merger and “FOR” the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies if necessary.

Who is entitled to vote, and how many votes are needed for approval?

Shareholders as of the close of business on                    , 2007, the record date, are entitled to vote. Each shareholder is entitled to one vote for each share of common stock held on the record date. As of the record date,           shares of First Indiana’s common stock were issued and outstanding.

The merger cannot be completed unless the merger agreement is adopted and the merger and the other transactions contemplated by the merger agreement are approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Indiana common stock. An abstention, non-vote, or broker non-vote will effectively be a vote against the merger.

In connection with the execution of the merger agreement, certain officers and directors of First Indiana, including Robert H. McKinney and Marni McKinney, have agreed to vote their shares in favor of the adoption of the merger agreement and approval of the merger. The shares subject to this voting agreement represent in the aggregate approximately 16.6% of the outstanding First Indiana common stock as of the record date for the special meeting.

Approval of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it.

How do I vote?

Sign and date each proxy card you receive and return the card(s) in the prepaid envelope, or vote your proxy by telephone or through the Internet in accordance with the instructions on your proxy card. If you return your signed proxy card(s) but do not indicate your voting preferences, we will vote on your behalf FOR approval of the merger agreement and the merger and FOR approval of the proposal to adjourn or postpone the meeting if necessary.

If you received more than one proxy card, it means you hold shares registered in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Can I change my vote after I submit my proxy with voting instructions?

Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. Your shares will be voted in accordance with the latest proxy actually received by First Indiana prior to the special meeting of the shareholders of First Indiana. Any earlier proxies will be revoked. Third, you may attend the special meeting and vote in person. Any earlier proxies will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

What happens if additional matters are presented at the special meeting?

Other than the approval of the merger agreement, as described above, and possibly the approval of the proposal to adjourn or postpone the meeting to solicit additional proxies, we are not aware of any business to be acted upon at the special meeting. If you grant a proxy, the persons named as the proxy holders, Gerald L. Bepko, Anat Bird, Pedro P. Granadillo, William G. Mays, Phyllis W. Minott and Michael W. Wells (all independent directors), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees in person or by telephone, electronic transmission, or facsimile transmission. We have hired our transfer agent, National City, to distribute and solicit our proxy. We will pay National City a fee of approximately $     , plus reasonable expenses, for these services.

Who can help answer my questions?

If you have questions or would like to receive additional copies of this proxy statement or voting materials, please contact First Indiana Corporation Investor Relations, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1290, or send an email to investorrelations@firstindiana.com.

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the appendices and any documents referred to in this proxy statement.

The Companies

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7797

Marshall & Ilsley Corporation is a diversified financial services corporation headquartered in Milwaukee, Wisconsin, with $58.3 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 192 offices throughout the state. In addition, M&I Marshall & Ilsley Bank has 48 locations throughout Arizona; 30 offices along Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul; one office in Duluth, Minnesota; three offices in Tulsa, Oklahoma; and one office in Las Vegas, Nevada. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I Marshall & Ilsley Bank also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet. Marshall & Ilsley’s common stock trades on the New York Stock Exchange under the symbol “MI.”

First Indiana Corporation
First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, Indiana 46204
(317) 269-1290

First Indiana Corporation is a financial holding company headquartered in Indianapolis, Indiana with $2.2 billion in assets. Its wholly-owned subsidiary, First Indiana Bank, N.A., was founded in 1915 and is the largest Indianapolis-based bank. First Indiana Bank has 32 retail offices in Central Indiana. First Indiana’s common stock is listed on the NASDAQ Global Select Market under the symbol “FINB.”

Special Meeting of Shareholders; Required Vote

The special meeting of First Indiana shareholders is scheduled to be held at First Indiana Plaza, Second Floor Conference Center, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, at   a.m./p.m., local time, on                    , 2007. At the First Indiana special meeting, you will be asked to vote to approve the merger agreement with Marshall & Ilsley Corporation and the transactions contemplated by the merger agreement, including the merger. In the event that an insufficient number of shares is present in person or by proxy at the special meeting to approve the merger, you may also be asked to vote to approve a proposal to adjourn or postpone the meeting to allow time for the solicitation of additional proxies. Only First Indiana shareholders of record as of the close of business on                    , 2007 are entitled to notice of, and to vote at, the First Indiana special meeting and any adjournments or postponements of the First Indiana special meeting.

Approval of the merger agreement requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of First Indiana common stock. As of the record date, there were           shares of First Indiana common stock outstanding. The directors and executive officers of First Indiana (and their affiliates), as a group, beneficially owned           shares of First Indiana common stock, representing approximately     % of the outstanding shares of First Indiana common stock as of the record date. No approval by Marshall & Ilsley shareholders is required to complete the merger. Approval of the proposal to adjourn or postpone the special meeting, if necessary, requires only that more votes be cast in favor of the proposal than are cast against it.

The Merger and the Merger Agreement

Marshall & Ilsley’s acquisition of First Indiana is governed by the merger agreement they have signed along with FIC Acquisition Corporation. The merger agreement provides that, if all of the conditions are satisfied or waived, a wholly-owned subsidiary of Marshall & Ilsley will be merged with and into First Indiana, with First Indiana surviving, after which First Indiana will be a wholly-owned subsidiary of Marshall & Ilsley. We encourage you to read the merger agreement, which is included as Appendix A to this proxy statement.

What First Indiana Shareholders Will Receive in the Merger

At the effective time of the merger, the shares of common stock of First Indiana that are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $32.00 per share in cash.

Recommendation of First Indiana Board of Directors

The First Indiana board of directors approved the merger agreement and the proposed merger. The First Indiana board believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, First Indiana and its shareholders, and therefore recommends that First Indiana shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. In reaching its decision, the First Indiana board of directors considered a number of factors, which are described in the section titled “The Merger — First Indiana’s Reasons for the Merger”. Because of the wide variety of factors considered, the First Indiana board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinion of First Indiana’s Financial Advisor

In connection with the merger, the First Indiana board of directors received an oral and a written opinion, dated July 8, 2007, from First Indiana’s financial advisor, Sandler O’Neill & Partners, L.P., to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the consideration to be paid to holders of First Indiana common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of Sandler O’Neill’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in rendering its opinion, is attached to this document as Appendix B. We encourage you to read the entire opinion carefully. The opinion of Sandler O’Neill is directed to the First Indiana board of directors and does not constitute a recommendation to any First Indiana shareholder as to how to vote at the First Indiana special meeting or any other matter relating to the proposed merger.

Reasons for the Merger

The First Indiana board of directors determined that the merger agreement and the merger consideration are in the best interests of First Indiana and its shareholders and recommends that First Indiana shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In its deliberations and in making its determination, the First Indiana board of directors considered many factors including, without limitation, the following:

•	the premium represented by the value of the merger consideration over the current book value of First Indiana common stock and recent trading prices for that stock, and the multiple of First Indiana’s historical and projected earnings per share represented by the per share merger consideration;

•	the possibility that, if First Indiana remained independent, the anticipated value of its common stock in the future, discounted to present value, would not equal or exceed the cash amount that its shareholders will receive upon completion of the merger;

•	the increased level of competition within the banking sector generally and within the market areas served by First Indiana from other financial institutions and non-bank competitors;

•	the current and prospective economic environment for financial institutions generally and First Indiana specifically, including declining net interest margins for many financial institutions, slower deposit growth and increasing regulatory burdens and other constraints upon financial institutions;

•	the effect of the merger on First Indiana’s and First Indiana Bank’s employees, including the prospect of continued employment and enhanced employment opportunities with a much larger and more diversified financial organization;

•	the effect of the merger on First Indiana’s and First Indiana Bank’s customers and community, including Marshall & Ilsley’s community banking orientation and its compatibility with First Indiana; and

•	the opinion delivered by Sandler O’Neill & Partners, L.P. that the merger consideration is fair, from a financial point of view, to the shareholders of First Indiana.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until, among other things, the parties receive the necessary regulatory approvals for the merger, including approval of the Board of Governors of the Federal Reserve System. Marshall & Ilsley has filed the application for approval with the Board of Governors, but as of the date of this proxy statement, has not received such regulatory approval.

Conditions to the Merger

The obligation of Marshall & Ilsley, FIC Acquisition Corporation and First Indiana to consummate the merger is subject to the satisfaction or waiver, on or before completion of the merger, of a number of conditions, including:

•	the merger agreement must be approved at the special meeting by at least a majority of the issued and outstanding shares of First Indiana common stock;

•	the transaction must be approved by the appropriate regulatory authorities;

•	there must not be any laws or governmental orders that in effect prevent or prohibit the merger or restrict the transactions contemplated by the merger agreement in a manner that would have a material adverse effect on First Indiana or Marshall & Ilsley;

•	the representations and warranties made by the parties in the merger agreement must be materially true and correct as of the effective time of the merger or as otherwise required in the merger agreement;

•	the covenants made by the parties must have been fulfilled or complied with in all material respects at or prior to the effective time of the merger;

•	each party must continue to possess all necessary approvals and all required consents, approvals and authorizations must be obtained and all required filings and notifications must be made by the parties, except as would not have a material adverse effect on First Indiana or Marshall & Ilsley;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of First Indiana may be pending which is reasonably likely to have a material adverse effect on First Indiana or Marshall & Ilsley;

•	the parties must have received legal opinions relating to the merger;

•	there must not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental authority which imposes any condition or restriction upon Marshall & Ilsley, FIC Acquisition Corporation or First Indiana or their respective subsidiaries (or the surviving corporation or its subsidiaries), which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger; and

•	since July 8, 2007, the date of the merger agreement, there must not have been any material adverse effect on either party and its subsidiaries, taken as a whole.

Termination of the Merger Agreement

Subject to conditions and circumstances described in the merger agreement, either Marshall & Ilsley or First Indiana may terminate the merger agreement, in certain circumstances, including without limitation, if the respective boards of directors of Marshall & Ilsley and First Indiana mutually agree to terminate the merger agreement, if the merger has not been consummated by February 29, 2008 (or March 31, 2008 if the reason the merger is not completed by such date is due to the failure to obtain required regulatory approvals or the required waiting periods have not yet expired or been terminated), if the merger has been restrained, enjoined or prohibited by governmental order or if the First Indiana shareholders do not approve the merger agreement at the First Indiana special meeting of shareholders. In addition, each of Marshall & Ilsley and First Indiana may terminate the merger agreement at any time prior to the effective time of the merger upon certain conditions as described in more detail below in “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fee

If (1) First Indiana terminates the merger agreement prior to a shareholder vote and has entered into a definitive agreement with respect to a superior offer with a third party; or (2) Marshall & Ilsley terminates the merger agreement because First Indiana’s board of directors or a committee of its board of directors has withheld, withdrawn, amended or modified in a manner adverse to Marshall & Ilsley its approval or recommendation of the merger agreement or the merger, or failed to include its recommendation that First Indiana shareholders vote for approval of the merger agreement and the merger in this proxy statement, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or First Indiana enters into a contract providing for an acquisition proposal; or (3) Marshall & Ilsley or First Indiana has terminated the merger agreement because the merger has not been consummated prior to February 29, 2008 (or March 31, 2008, if the reason the merger is not completed by such date is due to the failure to obtain the required regulatory approvals or the required waiting periods have not yet expired or been terminated) and prior to such termination First Indiana has not held a meeting of its shareholders, an acquisition proposal has been received by First Indiana and not withdrawn, and within 12 months following the termination of the merger agreement, that acquisition proposal is consummated or First Indiana enters into a contract providing for that acquisition proposal; or (4) Marshall & Ilsley or First Indiana terminates the merger agreement because the required approval of First Indiana shareholders was not obtained at a meeting of First Indiana shareholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal has been received by First Indiana and not withdrawn, and within 12 months following the termination of the merger agreement, that acquisition proposal is consummated or First Indiana enters into a contract providing for that acquisition proposal, First Indiana must pay Marshall & Ilsley a $18.3 million termination fee, plus Marshall & Ilsley’s reimbursable expenses.

Treatment of First Indiana Stock Options, Deferred Shares and Restricted Shares

Pursuant to the merger agreement, each outstanding option to purchase the common stock of First Indiana will be converted into the right to receive from Marshall & Ilsley as of the effective time of the merger an amount equal to the excess, if any, of the per share merger consideration over the per share exercise price for each share of First Indiana common stock subject to such option, less applicable income and employment tax withholding. As of          , 2007, the officers and directors of First Indiana held options for           shares of First Indiana common stock, which would be cashed out in connection with the merger for approximately $      million. The excess of the cash consideration over the per share exercise price for each share of common stock subject to such stock options will constitute taxable ordinary income to the holder of the option.

Pursuant to the merger agreement, each outstanding deferred share of First Indiana common stock that is unvested at the effective time of the merger will become vested and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. In addition, each share of restricted stock issued pursuant to First Indiana’s 2006-2008 Long-Term Incentive Program that is unvested at the effective time of the merger will be cancelled and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. Any other share of First Indiana restricted stock that is unvested at the effective time of the merger will be cancelled and will be converted into the right to receive from Marshall & Ilsley a future cash payment equal to the per share merger consideration, plus interest from the effective time of the merger, to be paid upon the earliest of (1) the normal vesting date for the restricted stock or an agreed retention date, provided the employee remains continuously employed by Marshall & Ilsley or its subsidiaries through that date, or (2) the date of termination of the employee if the employee’s position is involuntarily impacted or the employee terminates employment for certain specified reasons or (3) an accelerated date determined by Marshall & Ilsley in its sole discretion.

Interests of Certain Persons in the Merger

You should be aware that some of First Indiana’s directors and officers may have interests in the merger that are different from, or in addition to, their interests as shareholders. First Indiana’s board of directors was aware of these interests and took them into account in approving the merger. For example, Marshall & Ilsley has indicated its intention to enter into consulting agreements with Robert H. Warrington and Marni McKinney to be effective following the effective time of the merger and to appoint them to its Indiana advisory board. In addition, stock options, restricted shares and deferred shares granted to certain officers and directors of First Indiana will vest in connection with the merger, certain executive officers of First Indiana will receive change-in-control or other payments from First Indiana in connection with the merger, and Marshall & Ilsley has indicated its intention to offer employment or other agreements to certain officers of First Indiana (other than Mr. Warrington and Ms. McKinney) for continued service after the merger.

Marshall & Ilsley is also obligated under the merger agreement to provide continuing indemnification to the officers and directors of First Indiana as provided in its articles of incorporation, and to provide such directors and officers with directors’ and officers’ liability insurance for a period of six years, subject to certain conditions set forth in the merger agreement.

Tax Consequences of the Merger

A First Indiana shareholder exchanging all of his, her or its shares of First Indiana common stock for cash in the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the First Indiana shareholder’s aggregate tax basis in the shares of First Indiana common stock surrendered for cash. To review the tax consequences of the merger to First Indiana shareholders in greater detail, please see the section titled “The Merger — Material United States Federal Income Tax Consequences.”

SPECIAL MEETING OF FIRST INDIANA’S SHAREHOLDERS

Date, Place, Time and Purpose

First Indiana’s board of directors is sending you this proxy statement and proxy to use at the special meeting. At the special meeting, the First Indiana board of directors will ask you to vote on a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special meeting will be held at First Indiana Plaza, Second Floor Conference Center, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, at   a.m./p.m., local time, on                    , 2007.

Record Date, Voting Rights, Quorum and Required Vote

First Indiana has set the close of business on                     , 2007, as the record date for determining the holders of First Indiana common stock entitled to notice of and to vote at the special meeting. Only First Indiana shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were           shares of First Indiana common stock outstanding and entitled to vote at the special meeting. There must be at least a majority of First Indiana’s issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the merger agreement to occur.

Approval of the merger agreement will require the affirmative vote of at least a majority of First Indiana’s issued and outstanding shares. Each share is entitled to one vote. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

First Indiana’s Board of Directors believes that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable to, fair to and in the best interests of First Indiana and its shareholders and has approved the merger agreement and the merger.

FIRST INDIANA’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

First Indiana shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions followed by their broker, bank or other nominee to vote their shares.

Voting instructions are included on your proxy form. You may vote your proxy by mail, by telephone or through the Internet. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement and approval of the proposal to adjourn or postpone the special meeting if necessary. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the merger agreement and “FOR” any motion to adjourn or postpone the special meeting to solicit additional proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

You may revoke your proxy before it is voted by:

•	filing with the corporate secretary of First Indiana a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: First Indiana Corporation, 135 North Pennsylvania Street, Suite 1000, Indianapolis, Indiana 46204, Attention: Corporate Secretary.

Solicitation of Proxies

Pursuant to the merger agreement, First Indiana will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of First Indiana may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. First Indiana will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Proposal to Adjourn or Postpone the Special Meeting

In addition to the proposal to approve the merger, you are also being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

Pursuant to Indiana law, the holders of at least a majority of the outstanding shares of First Indiana’s common stock are required to approve the merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at a meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of First Indiana are required to be represented at the special meeting, in person or by proxy, in order for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, First Indiana would like the flexibility to adjourn or postpone the meeting in order to attempt to secure broader shareholder participation in the decision to merge the two companies.

Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes (as they are with respect to the merger) and, therefore, will have no effect on this proposal.

FIRST INDIANA’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

THE MERGER

Structure of the Merger

The purpose of the special meeting is to vote on the approval of the merger agreement by and among Marshall & Ilsley, First Indiana and FIC Acquisition Corporation, a wholly-owned merger subsidiary of Marshall & Ilsley (the “Merger Sub”), and the transactions contemplated therein, including the merger of FIC Acquisition Corporation into First Indiana. After the consummation of the merger, First Indiana will be a wholly-owned subsidiary of Marshall & Ilsley.

If the merger is completed, your shares of First Indiana common stock will be converted into the right to receive cash equal to $32.00 per share.

Under the merger agreement, the officers and directors of the Merger Sub appointed by Marshall & Ilsley and serving at the effective time of the merger will serve as the officers and directors of First Indiana after the merger is consummated. The Articles of Incorporation and By-Laws of First Indiana in existence as of the effective time of the merger will remain the Articles of Incorporation and By-Laws of the surviving corporation following the effective time of the merger, until such Articles of Incorporation and By-Laws are further amended as provided by applicable law.

Background of the Merger

The board of directors and management of First Indiana have periodically explored and discussed strategic options potentially available to First Indiana in light of the increasing competition and continuing consolidation in the banking and financial services industry. These strategic discussions have included the possibility of business combinations involving First Indiana and other financial institutions. Until mid-2007, the First Indiana board of directors had concluded that First Indiana’s shareholders, customers and employees were best served by First Indiana remaining as an independent financial institution.

On Friday, June 22, 2007, Robert Warrington, First Indiana’s Chief Executive Officer, Marni McKinney, First Indiana’s Chairman of the Board, and Robert McKinney, the Chairman of First Indiana’s Executive Committee of the board of directors, met to consider various strategic options available to First Indiana in light of recent changes in the economic climate in general and in the mortgage and credit markets in particular. Following that meeting, Mr. Warrington placed a telephone call to Mark Furlong, President and Chief Executive Officer of Marshall & Ilsley, with whom he was acquainted as a result of business transactions both prior to and during his tenure at First Indiana. In an attempt to gauge the level of interest of other financial institutions in a possible business combination with First Indiana, Mr. Warrington advised Mr. Furlong that First Indiana was considering a sale. In January 2006, Marshall & Ilsley had purchased First Indiana’s trust division for $15 million in cash. First Indiana also maintains correspondent banking and vendor relationships with Marshall & Ilsley subsidiaries. Mr. Warrington, Ms. McKinney and Mr. McKinney contacted the other members of First Indiana’s board of directors on June 22 and 23, 2007 to arrange a special meeting for Monday, June 25, 2007.

In the special meeting of the First Indiana board of directors held June 25, 2007, the board determined that due to increasing competition from other financial institutions, changes in the economy that would likely require increased reserves for consumer loan losses and possible future increases in the capital gains tax rates, among other factors, it would be prudent at this time to explore strategic alternatives to remaining an independent financial institution. Accordingly, the board directed Mr. Warrington to explore the potential for a merger involving First Indiana. The board also approved the engagement of Sandler O’Neill & Partners, L.P., an investment banking firm, to assist First Indiana in exploring its strategic alternatives and locating and evaluating potential merger partners.

Mr. Warrington contacted Sandler O’Neill and requested Sandler O’Neill to initiate a competitive auction among probable bidders for First Indiana, while minimizing the impact on First Indiana’s business, reputation, customers, employees and the community. Between June 25 and July 3, Sandler O’Neill personally contacted the chief executive officers of five domestic banking companies that would likely be interested in acquiring First Indiana, as well as the United States head of mergers and acquisitions for a large, foreign-based financial institution and the chief executive of domestic operations for the United States affiliate of another foreign financial institution. In addition, Mr. Warrington personally contacted Mr. Furlong, the president of Marshall & Ilsley.

Of the financial institutions contacted, four elected to submit bids to acquire First Indiana. Each was instructed to present its highest and best bid, and these bids were received on July 3, 2007. All four bids were for between $30 per share and $31 per share. One of the bids was an all cash offer, one specified it could be for any combination of cash and stock at First Indiana’s election and the other two bids were for a combination of cash and stock of the acquiring organization.

In a later conversation with Mr. Warrington, Mr. Furlong increased Marshall & Ilsley’s bid to an all-cash offer of $32 per share. Mr. Furlong also made commitments to Mr. Warrington regarding the treatment of First Indiana’s employees, customers and local community in a merger between Marshall & Ilsley and First Indiana. Mr. Warrington consulted with Robert McKinney and Marni McKinney, and the three of them decided not to pursue further discussions with the other parties and to pursue a possible transaction with Marshall & Ilsley if satisfactory terms could be reached.

On Thursday, July 5, 2007, First Indiana executed a confidentiality agreement with Marshall & Ilsley. From Thursday, July 5, 2007 to Sunday, July 8, 2007, Marshall & Ilsley and its counsel conducted due diligence investigations, including investigations at First Indiana’s offices on July 7 and July 8.

On Friday, July 6, 2007, First Indiana formally engaged Sandler O’Neill to act as First Indiana’s strategic advisor in connection with a possible business combination transaction and executed a confidentiality agreement with Sandler O’Neill.

Between July 5, 2007 and July 8, 2007, First Indiana and its counsel and Marshall & Ilsley and its counsel negotiated the terms of a definitive merger agreement and a stockholder voting agreement to be signed by the directors and executive officers of First Indiana.

On Saturday, July 7, 2007, members of management and a representative from Sandler O’Neill spoke at length with two directors who had indicated they would be unavailable for a special board of directors meeting scheduled for the following day, and those two directors expressed their support for the transaction. First Indiana’s executive officers were also in contact with the other members of the board of directors to advise them of the status of negotiations with Marshall & Ilsley and to make final arrangements for a special board meeting the next day. Early on Sunday, July 8, 2007, management of First Indiana delivered to the members of the board of directors a draft of the definitive merger agreement for their preliminary review.

On Sunday afternoon, July 8, 2007, the First Indiana board of directors met to review and consider the merger agreement and the transactions and agreements contemplated by it, including the merger. At the meeting, counsel for First Indiana reviewed for the directors their fiduciary duties to shareholders of First Indiana. Counsel also reviewed for the board the terms and conditions of the merger agreement, the merger, and the various agreements to be signed in connection with the merger agreement. As a part of the meeting, Sandler O’Neill delivered to the board its opinion that as of that date, and based upon and subject to the considerations described in its opinion, and other matters as Sandler O’Neill considered relevant, the per share consideration to be received by First Indiana shareholders in the merger was fair to the holders of First Indiana common stock from a financial point of view. The members of the board of directors in attendance then (1) determined that the merger agreement and the transactions contemplated under the merger agreement, including the merger, were fair to and in the best interests of First Indiana and its shareholders, (2) recommended that the shareholders of First Indiana adopt and approve the merger agreement and the merger and (3) directed that the merger agreement and the merger be submitted to the shareholders at a special meeting. First Indiana and Marshall & Ilsley signed the merger agreement after the board meeting concluded on July 8, 2007.

A joint press release announcing the signing of the merger agreement was issued by Marshall & Ilsley and First Indiana on the morning of Monday, July 9, 2007, which was the first business day following the July 8, 2007 signing of the merger agreement.

First Indiana’s Reasons for the Merger

The First Indiana board of directors determined that the merger agreement and the merger consideration were in the best interests of First Indiana and its shareholders and recommends that First Indiana shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In its deliberations and in making its determination, the First Indiana board of directors considered many factors including, without limitation, the following:

•	the premium represented by the value of the merger consideration over the current book value of First Indiana common stock and recent trading prices for that stock, and the multiple of First Indiana’s historical and projected earnings per share represented by the per share merger consideration;

•	the possibility that, if First Indiana remained independent, the anticipated value of its common stock in the future, discounted to present value, would not equal or exceed the cash amount that its shareholders will receive upon completion of the merger;

•	the increased level of competition within the banking sector generally and within the market areas served by First Indiana from other financial institutions and non-bank competitors;

•	the current and prospective economic environment for financial institutions generally and First Indiana specifically, including declining net interest margins for many financial institutions, slower deposit growth and increasing regulatory burdens and other constraints upon financial institutions;

•	the effect of the merger on First Indiana’s and First Indiana Bank’s employees, including the prospect of continued employment and enhanced employment opportunities with a much larger and more diversified financial organization;

•	the effect of the merger on First Indiana’s and First Indiana Bank’s customers and community, including Marshall & Ilsley’s community banking orientation and its compatibility with First Indiana; and

•	the opinion delivered by Sandler O’Neill & Partners, L.P. that the merger consideration is fair, from a financial point of view, to the shareholders of First Indiana.

The foregoing discussion of the information and factors considered by First Indiana is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, First Indiana did not assign any relative or specific weights to the foregoing factors.

Funding of the Merger

Marshall & Ilsley will need cash in the amount of approximately $      million to fund the purchase price in the merger. The merger is not subject to any financing contingency.

Effective Time of the Merger

Unless First Indiana and Marshall & Ilsley agree otherwise, the effective time of the merger will be contemporaneous with the closing, upon filing of articles of merger and any other required documents with the appropriate government officials of the State of Indiana and the State of Wisconsin, unless a later date is specified in such articles of merger, in which case such later date will be the effective time of the merger. Closing will be held at a time and date mutually agreed upon by Marshall & Ilsley and First Indiana or on five business days’ notice after receipt of all necessary government approvals or approval of the merger agreement by First Indiana’s shareholders, whichever is later or, at the election of Marshall & Ilsley, on the first business day of the month following the month in which these conditions are satisfied. First Indiana and Marshall & Ilsley each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before February 29, 2008 (or March 31, 2008, if the reason the merger is not completed by such date is due to the failure to obtain the required regulatory approvals or the required waiting periods have not yet expired or been terminated), unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Exchange of Certificates

Marshall & Ilsley will deposit, or cause to be deposited, from time to time, with the exchange agent, the per share merger consideration to be paid and issued pursuant to the merger in exchange for outstanding shares of First Indiana common stock. Continental Stock Transfer & Trust Company will act as the exchange agent for the benefit of the holders of certificates of First Indiana common stock.

After the effective time of the merger, you will cease to have any rights as a holder of First Indiana common stock, and your sole right will be your right to receive the per share merger consideration into which your shares of First Indiana common stock will have been converted by virtue of the merger. The merger consideration will not bear interest.

As soon as reasonably practicable after the effective time of the merger, but in no event more than ten business days after the effective time of the merger, the exchange agent will send to you a letter of transmittal and instructions for use in submitting to the exchange agent certificates formerly representing shares of your First Indiana common stock to be exchanged for the per share merger consideration. You will also receive instructions for handling share certificates that have been lost, stolen or destroyed. Upon receipt of the First Indiana common stock certificates or, in the case of lost, stolen or destroyed share certificates, such documentation as is required by Marshall & Ilsley, subject to any applicable abandoned property, escheat or similar laws, the exchange agent will forward to you the cash which you are entitled to receive in exchange for your shares of First Indiana common stock.

Please DO NOT return your First Indiana stock certificates with the enclosed proxy card. You should not submit your First Indiana stock certificates until you have received written instructions from the exchange agent to do so.

On the business day immediately preceding the effective time of the merger, the stock transfer books of First Indiana will be closed and no transfer of First Indiana common stock will thereafter be made on First Indiana’s stock transfer books. If a certificate formerly representing First Indiana common stock is presented to First Indiana or

Marshall & Ilsley, it will be forwarded to the exchange agent for cancellation and exchange for the per share merger consideration.

Opinion of First Indiana’s Financial Advisor

By letter dated July 6, 2007, First Indiana retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to First Indiana in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the July 8, 2007 meeting at which First Indiana’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the per share merger consideration was fair to First Indiana’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges First Indiana shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the First Indiana board and is directed only to the fairness of the per share merger consideration to First Indiana shareholders from a financial point of view. It does not address the underlying business decision of First Indiana to engage in the merger or any other aspect of the merger and is not a recommendation to any First Indiana shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its July 8, 2007 opinion, Sandler O’Neill reviewed and considered, among other things:

(1) the merger agreement;

(2) certain publicly available financial statements and other historical financial information of First Indiana that Sandler O’Neill deemed relevant;

(3) certain publicly available financial statements and other historical financial information of Marshall & Ilsley that Sandler O’Neill deemed relevant in determining Marshall & Ilsley’s financial capacity to undertake the merger;

(4) certain publicly available financial estimates for First Indiana for the years ending December 31, 2007 through December 31, 2008 as published by I/B/E/S and internal financial projections for the years ended December 31, 2009 through December 31, 2011 as prepared by senior management of First Indiana;

(5) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(6) the current market environment generally and the banking environment in particular; and

(7) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of First Indiana the business, financial condition, results of operations and prospects of First Indiana.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources for First Indiana and Marshall & Ilsley, that was provided to it by First Indiana or its representatives, or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O’Neill further relied on the assurances of management of First Indiana that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Indiana or Marshall & Ilsley or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of First Indiana or Marshall & Ilsley nor has Sandler O’Neill reviewed any individual credit files relating to First Indiana or Marshall & Ilsley. Sandler O’Neill assumed, with First Indiana’s consent, that the respective allowances for loan losses for both First Indiana and Marshall & Ilsley are adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with First Indiana’s consent, that there has been no material change in First Indiana’s and Marshall & Ilsley’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that First Indiana and Marshall & Ilsley will remain as going concerns for all periods relevant to its analyses. Finally, with First Indiana’s consent, Sandler O’Neill relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

With respect to the publicly available earnings estimates and long-term earnings estimates for First Indiana used by Sandler O’Neill in its analyses, the senior management of First Indiana confirmed to Sandler O’Neill that those estimates reflected the best currently available estimates and judgments of such management of the future financial performance of First Indiana. With respect to all estimates used in its analyses, Sandler O’Neill assumed that financial performance reflected in those estimates would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they were based. These estimates, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In rendering its July 8, 2007 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to First Indiana and no transaction is identical to the merger described herein. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Indiana or Marshall & Ilsley and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of First Indiana, Marshall & Ilsley and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the First Indiana board at the board’s July 8, 2007 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of First Indiana’s common stock or the price at which First Indiana’s or Marshall & Ilsley’s common stock may be sold at any time.

Summary of the Merger.  Sandler O’Neill reviewed the financial terms of the merger agreement. Using the $32.00 cash price for each share of First Indiana common stock and based upon per-share financial information for First Indiana for the twelve months ended March 31, 2007, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Deal Price / Last 12 Months’ Earnings Per Share	22.1	x
Deal Price / Projected 2007 Earnings Per Share	21.3	x
Deal Price / Projected 2008 Earnings Per Share	19.8	x
Deal Price / Book Value Per Share	298%
Deal Price / Tangible Book Value Per Share	367%
Tangible Book Premium / Core Deposits(1)	28.2%
Deal Price / Market Value (1 day prior)(2)	45.1%
Deal Price / Market Value (30 calendar days prior)(3)	53.5%
Deal Price / Market Value (52-week high)(4)	19.0%

(1)	Assumes core deposits of $1,413 million

(2)	Based on First Indiana Corporation’s closing stock price of $22.05 on July 6, 2007

(3)	Based on First Indiana Corporation’s closing stock price of $20.85 on June 6, 2007

(4)	Based on First Indiana Corporation’s closing stock price of $26.89 on July 20, 2006

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $541.8 million, based upon 16,523,289 shares of First Indiana common stock outstanding and including the intrinsic value of options to purchase 743,836 shares of First Indiana common stock at a weighted average strike price of $14.44.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for First Indiana with the following group of commercial banks located in the Midwest selected by Sandler O’Neill:

Midwest Banc Holdings Inc.	Macatawa Bank Corp.
Integra Bank Corp.	Mercantile Bank Corp.
Old Second Bancorp Inc.	Farmers Capital Bank Corp.
MainSource Financial Group, Inc.	Peoples Bancorp Inc.
Great Southern Bancorp, Inc.	Lakeland Financial Corp.
First Financial Corp.	Enterprise Financial Services Corp.

The analysis compared publicly available financial and market trading information for First Indiana and the peer group as of and for the twelve-month period ended March 31, 2007 with pricing data as of July 6, 2007. The data is summarized in the table below.

Comparable Group Analysis

	First Indiana		Peer Group
	Corporation		Median
	(In millions)

Total Assets	$2,124		$2,162
Tangible Equity / Tangible Assets	6.88%		7.04%
Last Twelve Months Return on Average Assets	1.17%		1.03%
Last Twelve Months Return on Average Equity	13.7%		12.0%
Price / Tangible Book Value	253%		206%
Price / Last Twelve Months Earnings Per Share	15.2	x	14.4	x
Price / Estimated 2007 Earnings Per Share	14.7	x	13.3	x
Price / Estimated 2008 Earnings Per Share	13.6	x	12.3	x
Market Capitalization (in millions)	$364		$311

Stock Trading History.  Sandler O’Neill reviewed the history of the reported trading prices and volume of First Indiana’s common stock for the three-year period ended July 6, 2007. Sandler O’Neill compared the relationship between the movements in the prices of First Indiana’s common stock to movements in the prices of the NASDAQ Bank Index and the weighted average (by market capitalization) performance of the comparable peer group referenced above.

In the three-year period ended July 6, 2007, First Indiana Corporation outperformed the NASDAQ Bank Index and the Composite Peer Group.

First Indiana Corporation’s Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	July 6, 2004	July 6, 2007

First Indiana Corporation	100.00%	149.96%
Composite Peer Group	100.00	95.37
NASDAQ Bank Index	100.00	110.35

Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2011 of First Indiana common stock under various circumstances and assuming First Indiana performs in accordance with analyst earnings per share estimates for 2007 and 2008. For years after 2008, Sandler O’Neill, in accordance with First Indiana management’s guidance, assumed that First Indiana would meet their internal earnings estimates in each of those years. To approximate the terminal value of First Indiana’s common stock at December 31, 2011, Sandler O’Neill applied price/earnings multiples ranging from 12.0x to 18.0x and multiples of tangible book value ranging from 200% to 300%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Indiana common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share for First Indiana common stock of $15.74 to $25.78 when applying the price/earnings multiples and $17.16 to $27.90 when applying multiples of tangible book value.

Present Value Per Share — Based on Price/Earnings
Net Present Value for Period Ending Dec. 31, 2011

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x

9.0%	$18.28	$19.53	$20.78	$22.03	$23.28	$24.53	$25.78
10.0	17.60	18.80	20.00	21.20	22.40	23.60	24.80
11.0	16.95	18.10	19.25	20.41	21.56	22.71	23.86
12.0	16.33	17.44	18.54	19.65	20.76	21.86	22.97
13.0	15.74	16.80	17.87	18.93	19.99	21.06	22.12

Present Value Per Share — Based on Tangible Book Value
Net Present Value for Period Ending Dec. 31, 2011

Discount Rate	200%	220%	240%	260%	280%	300%

9.0%	$19.95	$21.54	$23.13	$24.72	$26.31	$27.90
10.0	19.20	20.73	22.25	23.78	25.31	26.83
11.0	18.49	19.95	21.42	22.88	24.35	25.82
12.0	17.81	19.22	20.63	22.03	23.44	24.85
13.0	17.16	18.52	19.87	21.22	22.57	23.92

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed the 22 merger transactions announced in the United States (the “Nationwide Group”) from January 1, 2005 through July 6, 2007 involving commercial banks as acquired companies with announced transaction values between $250 million and $750 million. Sandler O’Neill also separately reviewed the 14 merger transactions announced from January 1, 2005 through July 6, 2007 involving commercial banks as targets with headquarters located in major metropolitan areas (defined as metropolitan statistical areas with populations of 750,000 or larger) in the Midwest (the “Midwest Group”) with announced transaction values greater than $100 million. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book value premium to core deposits, and premium to current market price. Sandler O’Neill computed a high, low, mean, and median multiple for the transactions. The median multiples from the Nationwide Group and the median multiples for the Midwest Group were applied to First Indiana’s financial information as of and for the twelve months ended March 31, 2007. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share for First Indiana’s common stock of $26.40 to $35.29 based upon the median multiples for commercial banks in the Nationwide Group and $25.59 to $31.19 based upon the median multiples for commercial banks in the Midwest Group.

Comparable Transaction Multiples

	Median			Median
	Nationwide			Midwest
	Group		Implied	Group		Implied
	Multiple		Value	Multiple		Value

Transaction Price/Last Twelve Months Earnings Per Share	21.2	x	$30.79	20.7	x	$30.04
Transaction Price/Est. 2007 Earnings Per Share(1)	20.5	x	$30.68	20.8	x	$31.19
Transaction Price/Book Value	254.3%		$27.31	268.3%		$28.81
Transaction Price/Tangible Book Value	342.2%		$29.80	293.8%		$25.59
Tangible Book Premium/Core Deposits(2)	31.1%		$35.29	22.0%		$27.50
Market Premium(3)	19.7%		$26.40	26.6%		$27.92

(1)	Assumes median analysts’ EPS estimate of $1.50.

(2)	Assumes First Indiana Corporation’s total core deposits are $1,413 million as of 3/31/07.

(3)	Based on the closing price of First Indiana Corporation’s common stock of $22.05 on July 6, 2007.

First Indiana has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $5,418,070 (based on First Indiana’s 16,523,289 common shares as of April 30, 2007 and 743,836 options outstanding as of December 31, 2006), of which $250,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $500,000 for rendering its opinion. First Indiana has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to First Indiana and Marshall & Ilsley and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of First Indiana or Marshall & Ilsley or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

In addition to being shareholders of First Indiana, certain members of the board of directors and management of First Indiana and First Indiana Bank have interests in the proposed merger that are in addition to the interests they may have as shareholders generally. These interests are as follows:

•	Certain of the directors, officers and employees of First Indiana hold stock options that entitled them to purchase, in the aggregate, up to shares of First Indiana’s common stock as of , 2007. Any outstanding options which are not vested will become fully vested upon the effective time of the merger. Under the terms of the merger agreement, the outstanding options will be converted into the right to receive from Marshall & Ilsley as of the effective time of the merger an amount equal to the excess of the per share merger consideration over the per share exercise price for each share of First Indiana common stock, less applicable income and employment tax withholding.

•	As of , 2007, certain of the directors and officers of First Indiana had a right to receive, in the aggregate, deferred shares of First Indiana’s common stock. Each right to receive a deferred share of First Indiana common stock that is unvested at the effective time of the merger will become vested and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. In addition, as of , 2007, certain officers of First Indiana held in the aggregate restricted shares of First Indiana’s common stock, including shares of restricted stock issued pursuant to First Indiana’s 2006-2008 Long-Term Incentive Program. Shares of restricted stock issued pursuant to First Indiana’s 2006-2008 Long-Term Incentive Program that are unvested will vest upon the effective time of the merger and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. Other shares of restricted stock that are unvested will be converted in connection with the merger into the right to receive from Marshall & Ilsley a future cash payment equal to the per share merger consideration, plus interest from the effective time of the merger, to be paid upon the earliest of (1) the normal vesting date for such restricted share or an agreed retention date, provided the employee remains continuously employed by Marshall & Ilsley or its subsidiaries through that vesting date, or (2) the date of termination of the employee’s employment if the employee’s position is involuntarily impacted or the employee terminates employment because of a reduction in annual base salary or a requirement that the employee relocate more than 30 miles from where the employee is employed at the effective time of the merger or other reasons specified in the applicable grant agreement or (3) an accelerated date determined by Marshall & Ilsley in its sole discretion.

•	Certain officers of First Indiana have employment agreements, agreements or plans providing supplemental retirement benefits, and other agreements containing “change in control” provisions that cause benefits under such agreements or plans to vest upon the effective time of the merger and that will result in substantial cash payments to such officers upon the closing of the merger.

•	Marshall & Ilsley has indicated its intention to enter into consulting agreements with Marni McKinney and Robert Warrington to be effective following the effective time of the merger and to appoint Marni McKinney and Robert Warrington to Marshall & Ilsley’s Indiana advisory board.

•	Marshall & Ilsley has indicated its intention to offer employment or other agreements to at least three current officers of First Indiana (other than Marni McKinney and Robert Warrington), to be effective following the effective time of the merger.

•	Marshall & Ilsley has agreed that for a period after the effective time of the merger, it will succeed to First Indiana’s obligations with respect to indemnification or exculpation now existing in favor of the directors and officers of First Indiana and First Indiana Bank as provided in First Indiana’s articles of incorporation and by-laws. Marshall & Ilsley has also agreed to maintain directors’ and officers’ liability insurance in force for the directors and officers of First Indiana for a period of six years following the effective time of the merger, subject to certain conditions in the merger agreement.

The board of directors of First Indiana was aware of these interests and took them into account in approving the merger agreement and the merger.

Material United States Federal Income Tax Consequences

The following is a discussion of the material federal income tax consequences of the merger to holders of First Indiana common stock.

This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations under the Code, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect.

The following discussion is intended only as a summary of the material federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all potential tax effects relative to the merger. The following discussion does not address all aspects of federal income taxation that may be applicable to certain First Indiana shareholders who may be subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of First Indiana common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. This discussion assumes that First Indiana shareholders hold their respective shares of First Indiana common stock as capital assets within the meaning of Section 1221 of the Code (i.e., property held for investment).

For federal income tax purposes, the merger will be treated as a taxable sale or exchange of First Indiana common stock by each First Indiana shareholder. Accordingly, the federal income tax consequences to First Indiana shareholders receiving cash will generally be as follows:

•	The shareholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of First Indiana common stock pursuant to the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of First Indiana common stock with a holding period of more than 12 months as of the effective time of the merger, and for individuals such capital gain will generally be subject to a maximum federal income tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

•	The amount of capital gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the merger and the shareholder’s tax basis in the shares of First Indiana common stock at the effective time of the merger.

Cash payments made pursuant to the merger will be reported to the extent required by the Code to First Indiana shareholders and the Internal Revenue Service. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, backup withholding of tax at a rate of 28% will apply to a holder who fails to supply the exchange agent with the shareholder’s correct taxpayer identification number or has failed to report all interest and dividends required to be shown on the shareholder’s federal income tax returns. Accordingly, each First Indiana shareholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which will be included in the appropriate letter of transmittal for the shares of First Indiana common stock. Withholding may also apply to First Indiana shareholders who are otherwise exempt from this withholding, such as a non-resident alien, if that person fails to properly document its status as an exempt recipient.

We strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. The Bank Holding Company Act requires the Federal Reserve Board, when approving a transaction such as the merger, to take into consideration the financial and managerial resources of the parties, including the competence, experience and integrity of the officers, directors and principal shareholders, the future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the Bank Holding Company Act, the merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Marshall & Ilsley and First Indiana believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Marshall & Ilsley or First Indiana.

Other Requisite Approvals and Consents.  Approvals or notices may also be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.  Marshall & Ilsley filed an application with the Federal Reserve Board on          , 2007 for approval of the merger. As of the date of this proxy statement, however, Marshall & Ilsley has not received such regulatory approval.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

No Dissenters’ Rights

Under Indiana law, there are no dissenters’ or appraisal rights for shareholders of a company which has shares registered on a national securities exchange or traded through the NASDAQ Global Select Market. Accordingly, First Indiana shareholders have no dissenters’ rights or other rights to demand fair value as a result of the merger.

Amendment to First Indiana’s Rights Agreement

On November 14, 1997, First Indiana entered into a rights agreement with Harris Trust and Savings Bank, which was succeeded as rights agent by National City Bank in an amendment to the rights agreement dated as of May 8, 2002. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of First Indiana’s outstanding common stock without the approval of First Indiana’s board of directors.

Effective July 8, 2007, First Indiana and National City Bank entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement or the stockholder voting agreement nor the consummation of the transactions contemplated by the merger agreement or the stockholder voting agreement will result in Marshall & Ilsley, FIC Acquisition Corporation or any other affiliate of Marshall & Ilsley becoming an “Acquiring Person” for purposes of the rights agreement. The effect of the amendment is that the rights agreement is inapplicable to merger agreement and the stockholder voting agreement and the transactions contemplated therein, including the merger.

THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. The merger agreement is reproduced in Appendix A to this proxy statement and is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety because it, and not this summary, is the legal document that governs the merger and the other transactions contemplated by the merger agreement.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that Marshall & Ilsley and First Indiana made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Marshall & Ilsley and First Indiana have exchanged in connection with signing of the merger agreement. While neither Marshall & Ilsley nor First Indiana believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the merger agreement is included with this proxy statement only to provide First Indiana shareholders with information regarding the terms of the merger agreement, and you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. First Indiana’s disclosure schedule may contain information that has been included in First Indiana’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may be changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First Indiana’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that is publicly available or contained in this proxy statement.

Representations and Warranties

The merger agreement contains representations and warranties of First Indiana and Marshall & Ilsley to each other as to, among other things:

•	the corporate organization and existence of the parties and their respective subsidiaries;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	the absence of any conflict between the merger agreement and:

•	the articles of incorporation and by-laws or other organizational documents of each party and its subsidiaries,

•	applicable laws and orders, or

•	in the case of First Indiana, other agreements, instruments and obligations;

•	required governmental and regulatory consents;

•	the absence of undisclosed legal proceedings, orders and injunctions;

•	the completeness and accuracy of this proxy statement; and

•	broker’s fees.

The merger agreement contains additional representations and warranties of First Indiana to Marshall & Ilsley as to, among other things:

•	the validity of First Indiana’s franchises, grants, clearances, exemptions, waivers, authorizations, licenses, permits, easements, charters, consents, approvals and orders necessary to own, lease and operate its properties and to carry on its business, including authorizations from (1) the FDIC, (2) the Federal Reserve Board and (3) the Office of Comptroller of the Currency;

•	the fact that the minute books of First Indiana and its subsidiaries contain complete and correct records of all meetings and other corporate actions of their respective shareholders and boards of directors;

•	the capitalization of First Indiana and each of its subsidiaries;

•	the inapplicability to the merger agreement and the merger of certain anti-takeover laws and regulations;

•	compliance with applicable laws and contracts;

•	the completeness and accuracy of First Indiana’s financial statements and filings with the SEC and/or bank regulatory agencies, as applicable;

•	compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NASDAQ Stock Market, LLC;

•	the establishment and maintenance of a system of “internal control over financial reporting” or process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, as the case may be;

•	the fact that there are no outstanding loans made by First Indiana to any of its executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act;

•	the fact that except for the liabilities reflected on First Indiana’s balance sheets and liabilities incurred in the ordinary course of business, First Indiana has not incurred any liability that is required to be disclosed on a balance sheet or that would have a material adverse effect on First Indiana;

•	the fact that First Indiana has not been requested by its independent public accounting firm or by the staff of the SEC to restate any of its reports or to modify its accounting in the future in a manner that would have a material adverse effect on First Indiana;

•	the fact that since December 31, 2006, neither First Indiana, nor any of its subsidiaries or executive officers or, to First Indiana’s knowledge, any of their auditors, accountants or representatives, is aware of or has received any complaint, allegation, assertion, or claim, that such party has engaged in questionable accounting or auditing practices;

•	the absence of changes in First Indiana’s business since December 31, 2006, which would have a material adverse effect on First Indiana;

•	the fact that no third person has used the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of First Indiana or its subsidiaries and the absence of any joint marketing or other affinity marketing program with any third person;

•	compliance with the Bank Secrecy Act, USA PATRIOT Act, Gramm-Leach-Bliley Act and the anti-money laundering laws;

•	employee benefit plans, employment contracts and related matters;

•	title to First Indiana’s property;

•	the absence of environmental liabilities which would have a material adverse effect on First Indiana;

•	the absence of material restrictions on First Indiana’s business;

•	the filing and accuracy of First Indiana’s tax returns;

•	material policies of insurance;

•	the entry into, and the ability to terminate, material contracts;

•	the receipt by First Indiana of the opinion of Sandler O’Neill as to the fairness as of the date of the merger agreement, from a financial point of view, of the consideration to be received in the merger by First Indiana’s shareholders;

•	the shareholder vote required to approve the merger;

•	the inapplicability of First Indiana’s rights agreement to the merger agreement, the stockholder voting agreement and the transactions contemplated by the merger agreement, including the merger; and

•	the inapplicability of dissenters’, appraisal or similar rights to the merger.

Conduct of Business Pending the Merger

First Indiana has agreed, except as (1) permitted by the merger agreement, (2) disclosed concurrently with the signing of the merger agreement, (3) required by law or a governmental authority or (4) consented to in writing by Marshall & Ilsley, that it will, and it will cause each of its subsidiaries, to:

•	operate its business only in the usual, regular and ordinary course consistent with past practices;

•	use its reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

•	use its reasonable best efforts to maintain and keep its properties which are necessary to the operation of its business in as good repair and condition as at present, ordinary wear and tear excepted;

•	cooperate with Marshall & Ilsley in its efforts to obtain information and title insurance with respect to real property owned or leased by First Indiana or any of its subsidiaries, including, without limitation, efforts to communicate with and obtain consents and/or estoppels from landlords and tenants, and the execution and delivery as of the effective time of the merger of standard title affidavits, deeds and other documents as may be reasonably necessary to reflect the transaction in the real estate records of the states in which real property is located and/or to obtain title insurance;

•	use its reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and other documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action that can be expected to have a material adverse effect on it and its subsidiaries, taken as a whole.

First Indiana has also agreed:

•	to maintain and cause its subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices, which policies and procedures govern, among other matters, (1) making or renewing certain commitments or loans, or purchasing or renewing certain participations in loans; (2) loans to certain affiliates; (3) certain investments or loans in respect of commercial real estate projects; and (4) entering into or breaching certain contracts;

•	to update the disclosure schedule provided to Marshall & Ilsley on a regular basis to reflect any matters which have occurred from and after the date of the merger agreement as set forth in the merger agreement;

•	to deliver to Marshall & Ilsley from time to time prior to the effective time of the merger information about First Indiana’s shareholders and the holders of its stock options;

•	to give prompt written notice to Marshall & Ilsley if First Indiana becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same;

•	at or prior to the closing, to deliver to Marshall & Ilsley evidence reasonably satisfactory to Marshall & Ilsley of the resignation, effective as of the effective time of the merger, of those directors and officers of First Indiana and its subsidiaries designated by Marshall & Ilsley;

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon First Indiana and survive termination of the merger agreement; and

•	that its board of directors will recommend to its shareholders to vote in favor of and to adopt and approve the merger and the merger agreement at a shareholder meeting; that this proxy statement will include a statement of First Indiana’s board of directors recommendation; and that neither First Indiana’s board of directors nor any committee thereof will withhold, withdraw, amend or modify in a manner adverse to Marshall & Ilsley such board of directors’ recommendation, except as permitted by the merger agreement.

Except as (1) permitted by or provided in the merger agreement, (2) disclosed concurrently with the signing of the merger agreement, (3) required by law or a governmental authority or (4) consented to in writing by Marshall & Ilsley, First Indiana has further agreed that it and its subsidiaries will not, among other things:

•	adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy with any of its or its subsidiaries’ current or former directors, officers or employees, except to maintain qualification under the Code and except as contemplated by the merger agreement;

•	increase the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any employee benefit plan or other agreement in effect as of the date of the merger agreement, except for normal increases in the ordinary course of business consistent with past practice and subject to the limitations of the merger agreement;

•	declare or pay any dividend on, or make any other distribution in respect of, its outstanding common stock, except for (i) regular, quarterly cash dividends on its common stock with usual record and payment dates at a rate not in excess of $0.21 per share for a dividend payable in 2007 or $0.22 per share for a dividend payable in 2008, and (ii) payment of dividends by a subsidiary of First Indiana solely to First Indiana or another First Indiana subsidiary;

•	merge into any other entity, permit any other entity to merge into it or consolidate with any other entity, or effect any reorganization or recapitalization;

•	purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock or other equity interests, of any entity other than in the ordinary course of business;

•	liquidate, sell, encumber or dispose of assets, or acquire any assets with a value in excess of $100,000 other than in the ordinary course of business;

•	repurchase, redeem or otherwise acquire shares of its capital stock, bonds or other securities;

•	grant or issue any options, warrants or other rights to acquire shares of its capital stock, bonds or other securities;

•	issue, sell or deliver, split, reclassify, combine or otherwise adjust any of its capital stock, bonds or other securities (except pursuant to the exercise of outstanding stock options);

•	propose or adopt any amendment to its articles of incorporation, bylaws, articles of organization or operating agreement;

•	change any of its methods of accounting in effect at December 31, 2006 or reporting of income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2006, except as may be required by GAAP; and

•	change any lending, investment, liability management or other material policies concerning its business or operations, except as may be required by law or regulatory authorities, including, without limitation:

•	acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities or enter into any other derivative transaction, which would have gains or losses in excess of $100,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $100,000 or having a term of more than five years;

•	sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any liens to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice;

•	make any investment with a maturity of five years or more;

•	incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of business consistent with past practice;

•	enter into any contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, debts or claims, not in the ordinary course of business and consistent with past practice, or impose, or suffer the imposition of, any lien, or permit any such lien to exist, on any of its material assets (other than in connection with certain instruments established in the ordinary course of business) and in no event with a value in excess of $100,000 individually;

•	settle any proceeding or controversy for any amount in excess of $100,000 or in any manner that would restrict in any material respect the operations or business of First Indiana or any of its subsidiaries;

•	purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer;

•	make any capital expenditure, except in the ordinary course of business and consistent with past practice and in no event in excess of $100,000 individually;

•	take any action or fail to take any action which would be reasonably expected to have a material adverse effect on First Indiana and its subsidiaries, taken as a whole;

•	take any action that would adversely affect or delay the ability of First Indiana to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions set forth in the merger agreement to not be satisfied; or

•	agree in writing or otherwise to do any of the foregoing.

Except as (1) permitted by the merger agreement, (2) disclosed prior to or concurrently with the signing of the merger agreement, (3) required by law or a governmental authority or (4) consented to in writing by First Indiana, Marshall & Ilsley and Merger Sub have agreed that they will, and Marshall & Ilsley will cause each of its other subsidiaries to:

•	maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in Marshall & Ilsley’s financial statements applied on a consistent basis; and

•	conduct its business in a manner that does not violate any law, except for possible violations that do not have, and would not reasonably be expected to have, a material adverse effect on Marshall & Ilsley.

Marshall & Ilsley has also agreed:

•	to give prompt written notice to First Indiana if Marshall & Ilsley becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach of any of its representations or agreements and to use its reasonable efforts to prevent or promptly remedy the same; and

•	that the confidentiality agreement signed in connection with the merger will remain in full force and effect, be binding upon Marshall & Ilsley and survive termination of the merger agreement;

Except as contemplated by the merger agreement or as disclosed prior to or concurrently with the signing of the merger agreement, Marshall & Ilsley and Merger Sub have further agreed that, without the prior written consent of First Indiana, neither of them shall or, in the case of Marshall & Ilsley, permit any of its other subsidiaries to, take any action that would adversely affect or delay its ability to perform any of its obligations on a timely basis under the merger agreement or cause any of the conditions specified in the merger agreement to not be satisfied.

First Indiana has also agreed to provide Marshall & Ilsley, subject to certain limitations, with reasonable access to First Indiana’s properties, books and records and any other information relating to it and its subsidiaries in connection with consummation of the transactions contemplated by the merger agreement.

No Solicitation of Transactions

First Indiana has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, employees, affiliates, investment bankers, attorneys or other advisors or representatives to solicit, initiate, encourage or induce the making of a submission or announcement of any “acquisition proposal,” as defined below, participate in any discussions or negotiations with, or provide any non-public information to, any person relating to, or take any action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or enter into any contract relating to an “acquisition transaction,” as defined below.

However, under the merger agreement, First Indiana or its board of directors is permitted to furnish material non-public information regarding itself and its subsidiaries to, and enter into a customary confidentiality agreement or discussions with, a third party making an acquisition proposal if:

•	First Indiana’s board of directors reasonably determines in good faith, after taking into consideration the advice of and consultation with a nationally reputable investment banking firm, that such acquisition proposal constitutes or is reasonably likely to result in an offer for a merger or other similar transaction that the board of directors determines will be more favorable to First Indiana’s shareholders than the terms of the merger agreement with Marshall & Ilsley;

•	First Indiana’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the board of directors of its fiduciary obligations to First Indiana’s shareholders;

•	First Indiana gives Marshall & Ilsley written notice of the identity of the person making the acquisition proposal and of First Indiana’s intention to furnish material non-public information to, or enter into discussions or negotiations with, such person ten days before forwarding any information or entering into discussions or negotiations with such person; and

•	prior to doing so, First Indiana enters into a customary confidentiality agreement with such third party and contemporaneously with furnishing any such information, First Indiana furnishes the same information to Marshall & Ilsley.

If First Indiana receives an acquisition proposal that its board of directors determines in accordance with the above guidelines constitutes a more favorable offer, prior to accepting such offer, First Indiana must provide a written notice to that effect to Marshall & Ilsley and allow ten days for Marshall & Ilsley and First Indiana to negotiate and make necessary adjustments in the terms and conditions of the merger agreement that would permit First Indiana to proceed with the transactions contemplated by the merger agreement on such adjusted terms if so elected by Marshall & Ilsley.

For purposes of the above discussion, “acquisition proposal” means any offer or proposal (other than an offer or proposal by Marshall & Ilsley) relating to any “acquisition transaction.” “Acquisition transaction” means any transaction or series of related transactions, other than the transactions contemplated by the merger agreement, involving:

•	any acquisition or purchase from First Indiana by any person of more than a 15% interest in the total outstanding voting securities of First Indiana or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of First Indiana or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving First Indiana or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of First Indiana or any of its subsidiaries; or

•	any liquidation or dissolution of First Indiana or any of its subsidiaries.

Employee Benefit Matters

Prior to the effective time of the merger, First Indiana has agreed that, unless otherwise agreed by First Indiana and Marshall & Ilsley:

•	First Indiana and its subsidiaries will not increase the base salaries of their respective employees except, in the case of employees without employment agreements, in the ordinary course of business in accordance with past practices, and then only on the annual review dates of such employees or as necessary to account for market adjustments for limited specific individuals and limited in the aggregate to 4% on an annualized basis;

•	no bonuses or incentive payments will be paid to employees of First Indiana or its subsidiaries except consistent with existing bonus or incentive programs and in the ordinary course of business consistent with past practices;

•	no new programs, plans or agreements providing compensation or benefits to employees or directors of First Indiana or its subsidiaries will be adopted or implemented;

•	existing programs, plans or agreements providing compensation or benefits to employees or directors of First Indiana or its subsidiaries will not be amended or modified except as required by, or necessary to comply with, applicable law or as provided in the merger agreement or in agreements signed by employees in connection with the merger agreement;

•	no further grants or awards will be made under existing programs, plans or agreements providing compensation or benefits to employees or directors of First Indiana or its subsidiaries, except as provided in the merger agreement;

•	there will be no officer title promotions, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities;

•	no new consulting agreements or employment continuation agreements will be granted to employees of First Indiana or its subsidiaries, and existing consulting agreements and employment continuation agreements will not be amended, except as provided in the merger agreement;

•	First Indiana will not make employer contributions to its retirement programs except to the extent consistent with past practice, and First Indiana will not amend or modify its retirement programs other than as provided in the merger agreement or as required to maintain the tax-qualified status of any such retirement programs; and

•	First Indiana or its subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer or as provided in the employee’s employment agreement, if any.

Marshall & Ilsley has agreed that it will not knowingly amend, unreasonably omit to take any action or unreasonably fail to consent to action to be taken by First Indiana with respect to any existing arrangement in a manner that would result in additional employee tax under Section 409A of the Internal Revenue Code.

After the effective time of the merger, First Indiana employees who become Marshall & Ilsley employees, whom we refer to as transferred employees, will be integrated into Marshall & Ilsley’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of such plans, except as otherwise provided in the merger agreement. If integration of transferred employees into Marshall & Ilsley’s employee welfare benefit plans occurs during a plan year, such employees will receive credit for co-pays, deductibles and similar limits incurred under First Indiana’s plans during such plan year.

Marshall & Ilsley has agreed that it will give transferred employees full credit for their prior service with First Indiana and its subsidiaries for purposes of eligibility and vesting under any qualified or nonqualified retirement or profit sharing plans in which the transferred employees may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Marshall & Ilsley. However, Marshall & Ilsley will not give prior service credit in connection with the Marshall & Ilsley retiree health plan.

Marshall & Ilsley has also agreed to waive all limitations relating to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to transferred employees under any welfare benefit plans maintained by Marshall & Ilsley in which transferred employees may be eligible to participate, subject to meeting the service requirements and other eligibility criteria under Marshall & Ilsley’s plans. Marshall & Ilsley is not required to waive limitations or waiting periods that are currently in effect under the First Indiana welfare plans that have not been satisfied as of the effective time of the merger.

If a transferred employee’s employment with Marshall & Ilsley is terminated within the first twelve months after the effective time of the merger, the amount of severance he or she is entitled to will be as set forth in Marshall & Ilsley’s Reduction-In-Force Severance Policy as in effect when the merger agreement was signed. Thereafter, a terminated transferred employee’s severance will be determined in accordance with Marshall & Ilsley’s severance plans as then in effect, and transferred employees will be given full credit for their service with First Indiana and its subsidiaries for purposes of Marshall & Ilsley’s severance plans then in effect.

First Indiana’s 401(k) profit sharing plan will be frozen and merged into Marshall & Ilsley’s qualified retirement program on or after the effective time of the merger. On and after the effective time of the merger, transferred employees will be allowed to participate in Marshall & Ilsley’s qualified retirement program.

Prior to the effective time of the merger, First Indiana will not make any discretionary employer contributions to its 401(k) profit sharing plan, its supplemental benefit plan with key executives or the defined benefit plan in which it participates except as consistent with past practice. At or prior to the effective time of the merger, First Indiana will also cause all benefit accruals under its supplemental benefit plan and the defined benefit plan to cease.

Marshall & Ilsley has agreed to either (i) maintain any Code Section 125 plans of First Indiana and its subsidiaries (the “125 Plans”) for the remainder of the calendar year in which the effective time of the merger occurs, or (ii) terminate the 125 Plans after the effective time of the merger and either allow the transferred employees to participate in Marshall & Ilsley’s Code Section 125 Plan or adopt a new Code Section 125 plan (in either case, a “New 125 Plan”) for the transferred employees who were participating in the 125 Plans and transfer the account balances of such employees under the 125 Plans to the New 125 Plan. Until the transferred employees are integrated into the New 125 Plan, the 125 Plans will remain in effect.

Treatment of First Indiana Stock Options, Deferred Shares and Restricted Shares

Pursuant to the merger agreement, each outstanding option to purchase the common stock of First Indiana will be converted into the right to receive from Marshall & Ilsley as of the effective time of the merger an amount equal to the excess, if any, of the per share merger consideration over the per share exercise price for each share of First Indiana common stock subject to such option, less applicable income and employment tax withholding. As of          , 2007, the officers and directors of First Indiana held options for           shares of First Indiana common stock, which will be cashed out in connection with the merger for approximately $      million. The excess of the cash consideration over the per share exercise price for each share of common stock subject to such stock options will constitute taxable ordinary income to the holder of the option.

Each right to receive a deferred share of First Indiana common stock that is unvested at the effective time of the merger will become vested and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. As of          , 2007, the officers and directors of First Indiana had a right to receive           deferred shares of First Indiana common stock, which will be cashed out in connection with the merger for approximately $      million. In addition, each share of restricted stock issued pursuant to First Indiana’s 2006-2008 Long-Term Incentive Program that is unvested at the effective time of the merger will be cancelled and will be converted into the right to receive from Marshall & Ilsley at the effective time of the merger an amount in cash equal to the per share merger consideration. As of the          , 2007, the officers of First Indiana held           restricted shares of First Indiana common stock issued under the 2006-2008 Long-Term Incentive Program that will be unvested at the effective time of the merger, which will be cashed out in connection with the merger for approximately $      million. Any other share of First Indiana restricted stock that is unvested at the effective time of the merger will be cancelled and will be converted into the right to receive from Marshall & Ilsley a future cash payment equal to the per share merger consideration, plus interest from the effective time of the merger, to be paid upon the earliest of (1) the normal vesting date for such restricted share or an agreed retention date, provided the employee remains continuously employed by Marshall & Ilsley or its subsidiaries through that vesting date, or (2) the date of termination of the employee’s employment if the employee’s position is involuntarily impacted or the employee terminates employment because of a reduction in annual base salary or a requirement that the employee relocate more than 30 miles from where the employee is employed at the effective time of the merger or other reasons specified in the applicable grant agreement or (3) an accelerated date determined by Marshall & Ilsley in its sole discretion. As of          , 2007,           such restricted shares of First Indiana common stock that will be unvested at the effective time of the merger were outstanding, which will be converted in connection with the merger into future cash obligations of approximately $      million

Additional Agreements

Marshall & Ilsley and First Indiana have further agreed, among other things, to:

•	give prompt notice to each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any of their respective representations or warranties to be untrue or inaccurate; and to give prompt notice of any failure to comply with or satisfy any of their respective covenants, conditions or agreements under the merger agreement; and

•	consult with each other before issuing any press release or making any public statements except as may be required by law, including disclosures required under federal securities laws.

First Indiana has further agreed to use all reasonable best efforts to assist Marshall & Ilsley in retaining First Indiana’s and its subsidiaries’ customers for the surviving corporation.

Marshall & Ilsley has further agreed to:

•	succeed to First Indiana’s obligations with respect to indemnification or exculpation existing in favor of the directors and officers of First Indiana and its subsidiaries as provided in First Indiana’s articles of incorporation, bylaws, or indemnification agreements with respect to matters occurring prior to the effective time of the merger;

•	use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities for all present and former directors and officers of First Indiana covered by the policies existing on July 8, 2007, with respect to acts, omissions and other matters occurring prior to the effective time of the merger for a period of six years after the effective time of the merger or until Marshall & Ilsley’s cost of maintaining such insurance equals or exceeds 250% of the annual premium in effect on July 8, 2007; and

•	require that its successors or assigns, in the case of a merger, consolidation or transfer of all assets, maintain the indemnity and insurance obligations with respect to the indemnified parties as described above.

Conditions to the Completion of the Merger

Marshall & Ilsley’s, the Merger Sub’s and First Indiana’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or written waiver, where permissible, of a number of conditions, including, among others, the following:

•	the merger agreement must be approved by the holders of at least a majority of the shares of common stock of First Indiana entitled to vote thereon;

•	the approval of the Federal Reserve Board must have been obtained without any condition that would have a material adverse effect on Marshall & Ilsley or First Indiana, and all conditions to such approval must have been satisfied and all waiting periods relating to the approval must have expired;

•	all statutory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired and Marshall & Ilsley must not have received any objections to the merger from the Federal Trade Commission or the United States Department of Justice;

•	no governmental authority may have enacted, issued, promulgated, enforced or entered any law or order which is in effect preventing or prohibiting consummation of the transactions contemplated by the merger agreement or restricting the consummation of the transactions contemplated by the merger agreement in a manner that would have a material adverse effect on Marshall & Ilsley or First Indiana;

•	the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects or as otherwise required in the merger agreement;

•	each party must have performed or complied in all material respects with all of its agreements and covenants in the merger agreement;

•	each party must continue to possess all necessary approvals and all required consents, approvals and authorizations must be obtained and all required filings and notifications must be made by the parties, except as would not have a material adverse effect on Marshall & Ilsley or First Indiana;

•	no challenge to the merger or the right of Marshall & Ilsley to own or operate the business of First Indiana may be pending which is reasonably likely to have a material adverse effect on First Indiana or Marshall & Ilsley;

•	the parties must have received legal opinions relating to the merger;

•	there must not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental authority which imposes any condition or restriction upon Marshall & Ilsley, the Merger Sub or First Indiana or their respective subsidiaries (or the surviving corporation), which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger; and

•	since July 8, 2007, the date of the merger agreement, there must not have been any material adverse effect on Marshall & Ilsley and its subsidiaries, taken as a whole, or on First Indiana and its subsidiaries, taken as a whole, or any effect, change, event, fact, condition, occurrence or development that is reasonably likely to have such a material adverse effect.

We cannot assure you that the required regulatory approvals necessary to consummate the merger will be obtained, when they will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before February 29, 2008 (or March 31, 2008, if the reason the merger is not completed by such date is due to the failure to obtain required regulatory approvals or the required waiting periods have not yet expired or been terminated), either Marshall & Ilsley or First Indiana may terminate the merger agreement, unless the failure to effect the merger by such date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the shareholders of First Indiana, as applicable, in any of the following ways:

•	by mutual written consent of First Indiana and Marshall & Ilsley;

•	by either First Indiana or Marshall & Ilsley, if the merger is not completed on or before February 29, 2008 (or March 31, 2008, if the reason the merger is not completed by such date is due to the failure to obtain required regulatory approvals or the required waiting periods have not yet expired or been terminated), unless the failure of the closing to occur by this date is principally due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either First Indiana or Marshall & Ilsley, if a governmental authority has issued a non-appealable final order or taken some other action restraining, enjoining or otherwise prohibiting the merger;

•	by either First Indiana or Marshall & Ilsley, if First Indiana shareholders hold a meeting and the approval of the shareholders of First Indiana required for completion of the merger has not been obtained, provided that First Indiana may not terminate the merger agreement under this provision if the failure to obtain shareholder approval is caused by a breach of the merger agreement by First Indiana;

•	by either First Indiana or Marshall & Ilsley, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party to the merger agreement, which breach if unintentional and curable is not cured through exercise of the party’s commercially reasonable best efforts within ten days following written notice to the party committing the breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “ — Conditions to the Completion of the Merger.”

•	by Marshall & Ilsley, if the First Indiana board of directors or any committee of the board of directors withholds, withdraws, amends or modifies in any manner adverse to Marshall & Ilsley, its recommendation that First Indiana’s shareholders approve the merger agreement and the merger, or First Indiana fails to include the board’s recommendation in favor of the merger agreement and the merger in this proxy statement;

•	by First Indiana if, prior to the vote of its shareholders, First Indiana has entered into a definitive agreement with respect to a more favorable offer with a third party; or

•	by either First Indiana or Marshall & Ilsley, if any of the conditions to the obligations of the party to complete the merger have not been satisfied or waived by such party at closing or the party reasonably determines that the timely satisfaction of any condition has become impossible or if there has been a material adverse effect on the other party.

Any termination of the merger agreement will be effective immediately upon the delivery of written notice by the terminating party to the other party, except that if either First Indiana or Marshall & Ilsley terminates the agreement due to the breach of any covenant or agreement by the other party, the termination will be effective ten days after the delivery of written notice by the terminating party to the other party if such breach was unintentional and curable and is not cured within such ten-day period.

Termination Fee

First Indiana will pay to Marshall & Ilsley a termination fee in the amount of $18.3 million plus Marshall & Ilsley’s reimbursable expenses if:

•	First Indiana has terminated the merger agreement prior to a shareholder vote and has entered into a definitive agreement with respect to a superior offer with a third party;

•	Marshall & Ilsley has terminated the merger agreement because First Indiana’s board of directors or a committee of its board of directors has withheld, withdrawn, amended or modified, in a manner adverse to Marshall & Ilsley, its approval or recommendation of the merger agreement or the merger, or failed to include its recommendation that First Indiana shareholders vote for approval of the merger agreement and the merger in this proxy statement, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or First Indiana enters into a contract providing for an acquisition proposal;

•	Marshall & Ilsley or First Indiana has terminated the merger agreement because the merger has not been consummated prior to February 29, 2008 (or March 31, 2008, if the reason the merger is not completed by such date is due to the failure to obtain the required regulatory approvals or the required waiting periods have not yet expired or been terminated) and prior to such termination:

•	First Indiana has not held a meeting of its shareholders,

•	an acquisition proposal has been received by First Indiana and not withdrawn, and

•	within 12 months following the termination of the merger agreement, such acquisition proposal is consummated or First Indiana enters into a contract providing for such acquisition proposal; or

•	Marshall & Ilsley or First Indiana has terminated the merger agreement because the required approval of First Indiana shareholders was not obtained at a meeting of First Indiana shareholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal has been received by First Indiana and not withdrawn, and within 12 months following the termination of the merger agreement, such acquisition proposal is consummated or First Indiana enters into a contract providing for such acquisition proposal.

Expenses

Except as otherwise provided in the merger agreement, First Indiana and Marshall & Ilsley will be responsible for their own expenses incidental to the merger.

Stockholder Voting Agreement

In order to induce Marshall & Ilsley to enter into the merger agreement, certain shareholders of First Indiana who own and have the ability to vote, in the aggregate, approximately 16.6 percent of the outstanding shares of First Indiana common stock as of the record date, have agreed that at any meeting of the shareholders of First Indiana or in connection with any written consent of the shareholders of First Indiana, each such shareholder will vote all shares of First Indiana common stock held of record or beneficially owned by such shareholder (to the extent the shareholder has the right to vote or direct the voting of such shares):

•	in favor of the merger agreement and the merger; and

•	against any proposal relating to an acquisition proposal and against any action or agreement that would impede, frustrate, prevent or nullify the stockholder voting agreement or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of First Indiana under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled; such shareholder, may, however, vote his or her shares in favor of a superior offer that is submitted to First Indiana shareholders for approval, subject to certain conditions specified in the stockholder voting agreement.

Each shareholder who is a party to the stockholder voting agreement has agreed that, except as provided by the merger agreement and the stockholder voting agreement, such shareholder will not:

•	offer to transfer, transfer or consent to the transfer of any or all shares of First Indiana common stock beneficially owned by such shareholder (and as to which such shareholder has the right to vote or direct the voting) or any interest in such shares without the prior written consent of Marshall & Ilsley;

•	enter into any contract, option or other agreement or understanding with respect to any transfer of any such shares or any interest in such shares;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any such shares, except to vote such shares in accordance with the stockholder voting agreement;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any such shares; or

•	take any other action that would cause any representation or warranty made under the stockholder voting agreement to become untrue or incorrect in any material respect or in any way restrict, limit or interfere with the performance of such shareholder’s obligations or transactions contemplated by the stockholder voting agreement and the merger agreement.

Except to the extent a shareholder, or any officer or affiliate of a shareholder, is a director of First Indiana and is acting solely in such capacity or is exercising his or her fiduciary duties as a First Indiana director (to the extent permitted in the merger agreement), each shareholder who is a party to the stockholder voting agreement has agreed that such shareholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information to, afford access to First Indiana’s properties, books or records to or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal. Each shareholder who is a party to the stockholder voting agreement has agreed to cease any such existing activities and to immediately communicate to Marshall & Ilsley the terms of any acquisition proposal and the identity of the person making such an acquisition proposal or inquiry.

Each shareholder who is a party to the stockholder voting agreement has waived any rights of appraisal or rights to dissent from the merger.

Each shareholder who is a party to the stockholder voting agreement has agreed to take all actions necessary to consummate and make effective the transactions contemplated by the stockholder voting agreement and the merger agreement.

The stockholder voting agreement with respect to each shareholder will terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

DESCRIPTION OF MARSHALL & ILSLEY CORPORATION

Marshall & Ilsley, incorporated under the laws of Wisconsin in 1959, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. Marshall & Ilsley’s principal assets are the stock of its bank and non-bank subsidiaries. As of June 30, 2007, Marshall & Ilsley had consolidated total assets of approximately $58.3 billion and consolidated total deposits of approximately $35.0 billion, making it the largest bank holding company headquartered in Wisconsin.

M&I Marshall & Ilsley Bank, one of Marshall & Ilsley’s primary bank subsidiaries, is the largest Wisconsin-based bank with 192 offices throughout the state. In addition, M&I Marshall & Ilsley Bank has 48 locations throughout Arizona; 30 offices on Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 22 offices in metropolitan Minneapolis/St. Paul; one office in Duluth, Minnesota; three offices in Tulsa, Oklahoma and one office in Las Vegas, Nevada. Marshall & Ilsley’s Southwest Bank affiliate has 17 offices in the greater St. Louis, Missouri area. M&I Marshall & Ilsley Bank also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments and insurance services from offices throughout the country and on the Internet.

Marshall & Ilsley’s common stock is traded on the New York Stock Exchange under the symbol “MI.”

DESCRIPTION OF FIRST INDIANA CORPORATION

First Indiana, incorporated under the laws of the State of Indiana in 1986, is a registered bank holding company under the Bank Holding Company Act and a financial holding company under the Gramm-Leach-Bliley Act. First Indiana’s principal assets are the stock of its bank and non-bank subsidiaries. As of June 30, 2007, First Indiana had consolidated total assets of approximately $2.2 billion and consolidated total deposits of approximately $1.7 billion, making it the largest bank holding company headquartered in Indianapolis.

First Indiana Bank, First Indiana’s principal subsidiary, was founded in 1915 and is the largest Indianapolis, Indiana-based national bank. First Indiana Bank is engaged primarily in the business of attracting deposits from the general public and originating commercial loans and consumer loans. It offers a full range of banking services through 32 offices in central Indiana.

First Indiana’s common stock is traded on the NASDAQ Global Select Market under the symbol “FINB.”

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table shows, as of                    , 2007, the number and percentage of shares of common stock held by First Indiana’s directors, executive officers, holders of more than five percent of First Indiana’s stock, and directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the U.S. Securities and Exchange Commission, and information provided to us, except where otherwise noted.

The number of shares beneficially owned by each individual is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose, including the ability to vote such shares at the special meeting. Under these rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days after                    , 2007 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares these powers with his or her spouse) with respect to the shares set forth in the following table.

Security Ownership

Name and Address	Amount and Nature of	Percent
of Beneficial Owner(1)	Beneficial Ownership	of Class

Gerald L. Bepko	56,242(2)	(3)
Anat Bird	13,431(4)	(3)
Pedro P. Granadillo	14,264(5)	(3)
William G. Mays	12,457(6)	(3)
Robert H. McKinney	3,478,354(7)	21.0%
Phyllis W. Minott	63,785(8)	(3)
Michael W. Wells	1,657(9)	(3)
Robert H. Warrington	188,354(10)	1.1%
Marni McKinney	3,478,712(7)	21.0%
William J. Brunner	61,927(11)	(3)
David L. Maraman	99,098(12)	(3)
Reagan K. Rick	30,310(13)	(3)
Executive Officers and Directors as a Group (13 Persons)	4,177,619(14)	25.2%
Other Beneficial Owners of More than 5%:
Marvin C. Schwartz	989,446(15)	6.0%

(1)	The business address for all First Indiana executive officers and directors is 135 North Pennsylvania Street, Suite 1000, Indianapolis, Indiana 46204.

(2)	Includes 73 shares held in trust under the Employees’ Stock Purchase Plan; 20,548 shares held jointly with Mr. Bepko’s spouse; 33,010 shares as to which there is a right to acquire beneficial ownership; and 2,611 deferred shares.

(3)	The number of shares represents less than one percent of First Indiana’s common stock outstanding.

(4)	Includes 1,025 shares held in trust under the Employees’ Stock Purchase Plan; 5,350 shares owned directly; 695 shares held in trust under the Director’s Deferred Fee plan; 3,750 shares as to which there is a right to acquire beneficial ownership; and 2,611 deferred shares.

(5)	Includes 4,023 shares owned directly; 3,880 shares held in trust under the Directors’ Deferred Fee Plan; 3,750 shares as to which there is a right to acquire beneficial ownership; and 2,611 deferred shares.

(6)	Includes 703 shares held in trust under the Employees’ Stock Purchase Plan; 1,623 shares owned directly; 5,020 shares held in trust under the Directors’ Deferred Fee Plan; 2,500 shares as to which there is a right to acquire beneficial ownership; and 2,611 deferred shares.

(7)	These shares are beneficially owned by a group consisting primarily of Robert H. McKinney and Marni McKinney. Mr. McKinney’s holdings include 1,010,109 shares owned directly by Mr. McKinney; 170 shares held in trust under the Employees’ Stock Purchase Plan; 53,621 shares owned of record by Mr. McKinney’s wife; 129,985 shares underlying options granted to Mr. McKinney, which Mr. McKinney is deemed to beneficially own; 1,051,626 shares held by a limited partnership established by Mr. McKinney for the benefit of his children, including Marni McKinney, which Mr. McKinney is deemed to beneficially own; and 2,288 deferred shares. Marni McKinney’s holdings include 290,641 shares owned directly by Ms. McKinney (including 6,250 shares of restricted stock granted to Ms. McKinney under the 2002 Stock Incentive Plan); 29,183 shares held in trust under the Employee’s Stock Purchase Plan; 14,588 shares held on her behalf under First Indiana Bank’s 401(k) Plan; 166 shares held in an Individual Retirement Account; and 175,896 shares underlying options granted to Ms. McKinney, which she is deemed to beneficially own. The total held by the group also includes 720,439 shares held in two irrevocable trusts of which Ms. McKinney is the trustee and which were established by Mr. McKinney for the benefit of his children.

(8)	Includes 11,486 shares held in trust under the Employees’ Stock Purchase Plan; 15,469 shares owned directly; 11,818 shares held under the Dividend Reinvestment Plan; 21,306 shares as to which there is a right to acquire beneficial ownership; and 2,611 deferred shares.

(9)	Includes 1,000 shares owned directly and 657 deferred shares.

(10)	Includes 3,428 shares held on his behalf under First Indiana Bank’s 401(k) Plan; 184,926 shares owned directly (25,000 restricted shares and 12,500 deferred shares granted under the 2006 - 2008 Long-Term Incentive Program; and 12,500 shares of restricted stock granted under the 2004 Executive Compensation Plan.)

(11)	Includes 7,917 shares held in trust under the Employees’ Stock Purchase Plan; 25,111 shares owned directly (12,500 shares of restricted stock granted to Mr. Brunner under the 2002 Stock Incentive Plan; 4,375 shares of restricted stock and 2,187 deferred shares granted under the 2006 - 2008 Long-Term Incentive Program); and 28,899 shares as to which there is a right to acquire beneficial ownership.

(12)	Includes 6,955 shares held in trust under the Employees’ Stock Purchase Plan; 90,060 shares owned directly (62,373 shares of restricted stock granted to Mr. Maraman pursuant to the 2002 Stock Incentive Plan; 4,375 shares of restricted stock; and 2,187 deferred shares pursuant to the 2006 - 2008 Long-Term Program Incentive Plan); and 2,083 shares as to which there is a right to acquire beneficial ownership.

(13)	Includes 4,662 shares held in trust under the Employees’ Stock Purchase Plan; 25,648 shares owned directly (1,250 shares of restricted stock granted to Mr. Rick pursuant to the 2002 Stock Incentive Plan; 12,500 shares of restricted stock granted to Mr. Rick pursuant to the 2004 Executive Compensation Plan; and 4,375 shares of restricted stock, and 2,187 deferred shares pursuant to the 2006 - 2008 Long-Term Plan Incentive Program).

(14)	Includes 63,100 shares held in trust under the Employees’ Stock Purchase Plan; 1,095 shares held under the Dividend Reinvestment Plan; 18,015 shares held under First Indiana Bank’s 401(k) Plan; and 401,179 shares as to which there is a right to acquire beneficial ownership.

(15)	This information is taken from a Schedule 13D Report dated October 11, 2000, and filed by the shareholder with the SEC. It does not reflect any changes in those shareholdings that may have occurred since the date of such filing, except as adjusted to reflect the five-for-four stock split on February 27, 2002, to shareholders of record February 13, 2002. According to the referenced Schedule 13D Report, Mr. Schwartz’ business address is c/o Neuberger Berman, LLC, 605 Third Avenue, New York, New York 10158-3698.

OTHER MATTERS

The special meeting is called for the purposes set forth in the notice at the beginning of this proxy statement. The First Indiana board of directors knows of no other matters for action by shareholders at the special meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters which may properly come before the special meeting. It is the intention of each of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with his or her best judgment.

ANNUAL MEETING PROPOSALS

In the event that the effective time of the merger does not occur prior to that date, First Indiana’s 2008 annual meeting is anticipated to be held April 16, 2008. To be considered for inclusion in the proxy statement for that annual meeting, if it is held, shareholder proposals must be submitted in writing by November 11, 2007, to First Indiana’s corporate secretary at First Indiana Corporation, Attn: Corporate Secretary, 135 N. Pennsylvania Street, Suite 1000, Indianapolis, Indiana 46204. In addition, First Indiana’s bylaws provide that any shareholder wishing to nominate a candidate for director or propose other business at the annual meeting must give First Indiana written notice 60 days before the meeting, and the notice must provide certain other information as described in the bylaws. Copies of the bylaws are available to shareholders free of charge upon request to First Indiana’s corporate secretary. The persons named in the proxies retain the discretion to vote proxies on matters of which First Indiana is not properly notified at its principal executive offices on or before 60 days before the meeting and also retain this authority under certain other circumstances.

FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the merger and the other transactions contemplated by the merger agreement, as well as the business of each of Marshall & Ilsley and First Indiana, including, without limitation statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions. These forward-looking statements involve certain risks and uncertainties, and you should consider them with caution. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (1) consummation of the proposed merger and the other transactions contemplated by the merger agreement is subject to approval of regulatory authorities, which might not be obtained within the deadline specified in the merger agreement, or at all; (2) the proposed merger is subject to several other conditions, including the absence of a material adverse effect on either First Indiana or Marshall & Ilsley, which could arise from changes in the interest rate environment, increased competitive pressures, unexpected developments or the effects of normal business risks, and changes in general economic or business conditions, either nationally or in the states in which Marshall & Ilsley and First Indiana are doing business, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and (3) burdensome legislative or regulatory changes which may adversely affect the business in which Marshall & Ilsley and First Indiana are engaged and cause the merger to be abandoned.

WHERE YOU CAN FIND MORE INFORMATION

Marshall & Ilsley and First Indiana are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the following locations of the SEC:

Public Reference Room	Midwest Regional Office
450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, IL 60661-2511

Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding Marshall & Ilsley and First Indiana, and the address of that site is http://www.sec.gov. You may obtain information about Marshall & Ilsley on its Internet site (http://www.micorp.com) or about First Indiana on its Internet site (http://www.firstindiana.com), but the contents of those sites are not incorporated by reference in, or otherwise a part of, this proxy statement and are not soliciting material. First Indiana’s common stock is quoted on the NASDAQ Global Select Market and reports, proxy statements and other information concerning First Indiana are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Marshall & Ilsley’s common stock is quoted on the New York Stock Exchange, and reports, proxy statements and other information concerning Marshall & Ilsley are available for inspection and copying at prescribed rates at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

First Indiana has not authorized anyone to give any information or make any representation about the merger or First Indiana that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

IT IS IMPORTANT THAT PROXIES BE RETURNED OR VOTED PROMPTLY.  Whether or not you attend the meeting, you are urged to execute and return the proxy or to vote your proxy via telephone or the Internet in accordance with the instructions on your proxy card.

For the Board of Directors,

Marni McKinney,
Chairman
                    , 2007

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about First Indiana or Marshall & Ilsley. Such information can be found elsewhere in this proxy statement and in the public filings that First Indiana and Marshall & Ilsley make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties First Indiana and Marshall & Ilsley made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that First Indiana and Marshall & Ilsley have exchanged in connection with signing the merger agreement. Although First Indiana does not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in First Indiana’s and Marshall & Ilsley’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in First Indiana’s and Marshall & Ilsley’s public disclosures.

AGREEMENT AND PLAN OF MERGER
AMONG
MARSHALL & ILSLEY CORPORATION,
FIC ACQUISITION CORPORATION
AND
FIRST INDIANA CORPORATION
Dated as of July 8, 2007

A-i

A-ii

A-iii

Index of Defined Terms

Section

Affiliate	9.3
Acquisition Proposal	9.3
Acquisition Transaction	9.3
Bank Secrecy Act	2.9(d)
BHCA	2.1(a)
Blue Sky Laws	2.5(b)
Business Day	9.3
Certificate	1.7(b)
Change of Recommendation	4.3(c)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.10(b)
Company	Preamble
Company Approvals	3.1(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	3.1(c)
Company Organizational Documents	3.2
Company SEC Reports	9.3
Company Subsidiary	3.1(a)
Company’s Board of Directors	Preamble
Confidentiality Agreement	4.8
Consent	9.3
Contract	9.3
Conversion	9.8
D&O Policy	6.5(b)
Effect	2.1(d)
Effective Time	1.2(b)
Environmental Claims	2.13
Environmental Laws	2.13
ERISA	2.10(a)
Exchange Act	2.5(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
Existing D&O Policy	4.1(e)
FDIC	2.1(b)
Federal Reserve Board	2.1(a)
FinCEN	2.9(d)
GAAP	2.7(b)
GLB Act	2.1(a)
Governmental Authority	1.7(d)
Hazardous Materials	2.13
HSR Act	2.5(b)
IBCL	Preamble

A-iv

Section

Indemnified Parties	6.5(d)
IRS	2.10(a)
Knowledge	9.3
Law	9.3
Lien	9.3
Loan Property	2.13
Merger	Preamble
Merger Sub	Preamble
Merger Sub Common Stock	1.6(c)
Merger Sub’s Board of Directors	Preamble
M&I LLC	9.8
OCC	2.1(b)
OFAC	2.9(d)
Option Consideration	1.9
Option Plans	2.3
Options	2.3
Order	9.3
OTS	3.1(a)
Participation Facility	2.13
Patriot Act	2.9(d)
Per Share Consideration	1.6(a)
Person	9.3
Plans	2.10(a)
Preferred Share Purchase Right	9.3
Proceeding	9.3
Proxy Statement	2.11
Regulatory Authorities	9.3
Reimbursable Company Expenses	9.3
Rights	9.3
Rights Agreement	2.22
Sarbanes-Oxley	2.7(d)
SEC	2.7(a)
Section 409A	2.10(e)
Securities Act	2.5(b)
Seller	Preamble
Seller Approvals	2.1(b)
Seller Articles	1.4
Seller By-Laws	1.4
Seller Common Stock	1.6(a)
Seller Disclosure Schedule	Article II
Seller Material Adverse Effect	2.1(d)
Seller Reports	2.7(a)
Seller SEC Documents	2.7(c)
Seller SEC Reports	2.7(a)

A-v

Section

Seller Stockholders’ Meeting	2.11
Seller Subsidiary	2.1(a)
Seller’s Board of Directors	Preamble
Seller’s Board of Directors Recommendation	2.4
Shares	1.6(a)
Subsidiary	9.3
Subsidiary Organizational Documents	2.2
Subsidiary Securities	2.1(c)
Superior Offer	9.3
Surviving Corporation	1.1
Tax	2.15
Tax Returns	2.15
Termination Fee	8.3(b)
Title IV Plan	2.10(b)
Trust Securities	2.3
Voting Agreement	Preamble
WBCL	Preamble
WI DFI	1.2(b)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2007 (this “Agreement”), among MARSHALL & ILSLEY CORPORATION, a Wisconsin corporation (the “Company”), FIC ACQUISITION CORPORATION, a Wisconsin corporation (the “Merger Sub”), and FIRST INDIANA CORPORATION, an Indiana corporation (the “Seller”). Capitalized terms used herein without definition are defined in the Sections of this Agreement specified in the index of defined terms attached hereto.

WHEREAS, the Boards of Directors of the Company (the “Company’s Board of Directors”), the Merger Sub (the “Merger Sub’s Board of Directors”) and the Seller (the “Seller’s Board of Directors”) have each determined that it is advisable to and in the best interests of their respective stockholders for the Merger Sub to merge with and into the Seller (the “Merger”), pursuant to which the Seller would become a wholly-owned subsidiary of the Company, upon the terms and subject to the conditions set forth herein and in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Wisconsin Business Corporation Law (the “WBCL”);

WHEREAS, the Company’s Board of Directors, the Merger Sub’s Board of Directors and the Seller’s Board of Directors have each approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement; and

WHEREAS, subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company and the Merger Sub to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement pursuant to which each stockholder listed on Schedule I to such Stockholder Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I — THE MERGER

1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, the WBCL and a Plan of Merger consistent with the terms and conditions hereof to be agreed to by the parties, at the Effective Time, the Merger Sub shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Seller shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2 The Closing; Effective Time.

(a) The closing of the Merger and the transactions contemplated hereby (the “Closing”) shall be held at such time, date (the “Closing Date”) and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin, commencing at 9:00 a.m., Milwaukee time, on a date specified by either party upon five (5) Business Days’ written notice after the last to occur of the following events: (i) receipt of all Consents of Governmental Authorities legally required to consummate the Merger and the expiration of all statutory waiting periods applicable to the Merger and the other transactions contemplated hereby; and (ii) approval of this Agreement and the Merger by the Seller’s stockholders in the manner contemplated by Section 6.2; provided, however, that, at the Company’s election, the Closing may be deferred until the first Business Day of the calendar month after the month in which the conditions set forth in clauses (i) and (ii), above, have been satisfied. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article VII by either the Company or the Seller.

(b) Contemporaneously with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, as necessary, and any other required documents, with the Secretary of State of the State of Indiana and the Department of Financial Institutions of the State of Wisconsin (the “WI DFI”), in such form as required by, and executed in accordance with the relevant provisions of, the IBCL and the WBCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the articles of merger are referred to herein as the “Effective Time”).

1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCL and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Seller and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Seller and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; By-Laws.  At the Effective Time, the Seller’s Articles of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Articles” and the “Seller By-Laws,” respectively), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

1.5 Directors and Officers.  At the Effective Time, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

1.6 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without action on the part of the Company, the Merger Sub or the Seller, each share of the common stock, $0.01 par value, of the Seller together with the associated Preferred Share Purchase Right (“Seller Common Stock”), issued and outstanding immediately prior to the Effective Time, other than (i) shares of Seller Common Stock held in the treasury of the Seller, and (ii) shares of Seller Common Stock owned by the Company or any Company Subsidiary for its own account, shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to Thirty-Two and No/100 Dollars ($32.00), without interest (the “Per Share Consideration”). For purposes hereof, “Shares” shall mean all shares of Seller Common Stock issued and outstanding other than those shares of Seller Common Stock described in clauses (i) and (ii), above.

(b) Each share of Seller Common Stock held in the treasury of the Seller and each share held by the Company or any Company Subsidiary for its own account immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof as provided in this Section 1.6.

(c) Each share of common stock, par value $0.01 per share, of the Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of the Surviving Corporation.

1.7 Exchange of Certificates.

(a) Exchange Agent.  The Company shall deposit, or shall cause to be deposited, from time to time, with the bank or trust company designated by the Company as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article I, through the Exchange Agent, the Per Share Consideration (the “Exchange Fund”). Such deposits shall be made after the Effective Time as requested by the Exchange Agent in order for the Exchange Agent to promptly deliver the Per Share Consideration.

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event no more than ten (10) Business Days thereafter, the Exchange Agent shall mail to each holder of record of a certificate representing ownership of Shares (a “Certificate” or “Certificates”) whose Shares were converted into the right to receive the Per Share Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the

Per Share Consideration as provided in this Article I, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a transferee may exchange the Certificate representing such Shares for the Per Share Consideration as provided in this Article I if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration as provided in this Article I, which such holder would have had the right to receive in respect of such lost, stolen or destroyed Certificate. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing shares of Seller Common Stock described in clauses (i) and (ii) of Section 1.6(a), above) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration, without interest, as provided in this Article I.

(c) No Further Rights in the Shares.  The Per Share Consideration paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six (6) months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this Article I shall thereafter look only to the Company to claim the Per Share Consideration, without interest thereon, and subject to Section 1.7(f). Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including, without limitation, any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability.  None of the Company, the Merger Sub, the Surviving Corporation or the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(f) Withholding Rights.  Each of the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Laws relating to Taxes and pay such withholding amount over to the appropriate Governmental Authority. To the extent that amounts are so withheld by the Company, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or the Exchange Agent, as the case may be.

1.8 Stock Transfer Books.  On the business day immediately preceding the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the Per Share Consideration in accordance with this Article I.

1.9 Stock Options.  Each Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump-sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Seller Common Stock subject to such Option immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Consideration over the exercise price per share of such Option (the “Option Consideration”); provided, that if the exercise price per share of any such Option is equal to or greater than the Per Share Consideration, such Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Seller, in consultation with the Company, shall take or cause to be taken any and all actions reasonably necessary, including amendment of the Option Plans, and shall use its reasonable best efforts to obtain any necessary consent of each holder of an Option, (i) to give effect to the treatment of Options pursuant to this Section 1.9, to the extent such treatment is not expressly provided for by the terms of the applicable Option Plans and related award agreements, and (ii) to cause the actions contemplated by this Section 1.9 to be in compliance with applicable Law, including Section 409A, if applicable. The Company shall pay the Option Consideration promptly after the Effective Time and shall use its reasonable best efforts to mail or deliver checks in an amount equal to the Option Consideration to the Option holders entitled thereto on the Closing Date.

ARTICLE II — REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller SEC Reports or in the disclosure schedule delivered by the Seller to the Company prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates, the Seller hereby represents and warrants to the Company as follows:

2.1 Organization and Qualification; Subsidiaries.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Seller is a financial holding company under the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”). Each direct or indirect Subsidiary of the Seller (a “Seller Subsidiary,” or collectively the “Seller Subsidiaries”) is a national banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the United States of America or the state of its incorporation or organization, as the case may be. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Seller Material Adverse Effect.

(b) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (“Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”), and the Office of Comptroller of the Currency (the “OCC”), and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals.

(c) A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock and/or other equity interests, as the case may be (“Subsidiary Securities”), of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of five percent (5%) of the outstanding equity securities of such Person.

(d) As used in this Agreement, the term “Seller Material Adverse Effect” means any effect, change, event, fact, condition, occurrence or development (each an “Effect”) that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that the term “Seller Material Adverse Effect” shall not be deemed to include the impact of: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby; (b) any action taken or not taken by the Seller or the Seller Subsidiaries in accordance with the terms and covenants contained in this Agreement; (c) any changes in Laws or interpretations thereof that are generally applicable to the banking industry; (d) changes in GAAP that are generally applicable to the banking industry; (e) expenses reasonably incurred in connection with the transactions contemplated hereby; (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally, including, without limitation, changes in interest rates and loan delinquency rates (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Seller and the Seller Subsidiaries taken as a whole relative to other banking industry participants); or (g) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment Contracts, non-competition agreements, employee benefit plans, severance agreements or other arrangements in existence as of the date of or contemplated by this Agreement, in each case only if disclosed in Section 2.1(d) of the Seller Disclosure Schedule, provided that the payment of any such amounts or the provision of any such benefits shall be made in the ordinary course consistent with past practices or paid in accordance with such Contracts, agreements, plans or arrangements.

(e) The minute books of the Seller and each of the Seller Subsidiaries contain complete and correct records of all material matters approved at all meetings of, and all corporate actions taken by, their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

2.2 Articles of Incorporation and By-Laws.  The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller Articles and the Seller By-Laws and the Articles of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Articles, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach of any of the provisions of the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents.

2.3 Capitalization.  The authorized capital stock of the Seller consists of 33,000,000 shares of Seller Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share, none of which shares of preferred stock are outstanding as of the date of this Agreement. As of July 6, 2007, (i) 16,525,072 shares of Seller Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) 4,075,646 shares of Seller Common Stock are held in the treasury of the Seller, (iii) 643,776 shares of Seller Common Stock are subject to outstanding options to acquire shares of Seller Common Stock (the “Options”), issued pursuant to the Seller’s stock option plans disclosed in Section 2.3 of the Seller Disclosure Schedule (the “Option Plans”), (iv) Preferred Share Purchase Rights have been issued to holders of the Seller Common Stock, and (v) no undesignated shares are outstanding. The authorized capital stock of First Indiana Capital Trust I consists of 12,000 preferred securities, stated liquidation amount of $1,000 per security, and 372 common securities, stated liquidation amount of $1,000 per security, and the authorized capital stock of First Indiana Capital Statutory Trust II consists of 12,000 capital securities, stated liquidation amount of $1,000 per security, and 372 common securities, stated liquidation amount of $1,000 per security (collectively, “Trust Securities”). Except as set forth above in this Section 2.3, there are no outstanding Rights relating to the issued or unissued capital stock and/or other equity interests of the Seller, any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. Each Option (a) was granted in compliance with all applicable Laws and all of the terms and conditions of the Option Plan pursuant to which it was issued, (b) has an exercise price per share of Seller Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, (c) has a grant date identical to the date on which the Seller’s Board of Directors or any committee thereof actually awarded such Option, and (d) qualifies for the tax and accounting treatment afforded to such Option as reflected in the Seller’s Tax Returns and the Seller’s financial statements. Section 2.3 of the Seller Disclosure Schedule contains a complete and correct description of all Options which do not fully vest upon consummation of the transactions contemplated by this Agreement, including the Merger. Section 2.3 of the Seller Disclosure Schedule sets forth all dividends and other distributions, if any, allocated to the shares of Seller Common Stock covered by the Options but unpaid as of the date hereof. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or Subsidiary Securities, as the case may be, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock and/or other equity interests since December 31, 2006. Each of the Subsidiary Securities is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller or a Seller Subsidiary, as the case may be, are owned free and clear of all voting rights and Liens whatsoever. All outstanding shares of Seller Common Stock and Subsidiary Securities were issued in compliance with all applicable Laws.

2.4 Authority.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, including, without limitation, the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the IBCL and the provisions of the Seller Articles and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (a) that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (b) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (c) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the IBCL, the Seller Articles and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, the Seller and, assuming due authorization, execution and delivery by the Company, is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, (i) conflict with or violate the Seller Articles, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. Sections 23-1-42 and 23-1-43 of the IBCL are inapplicable to the execution, delivery or performance of this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger. Except for Sections 23-1-42 and 23-1-43 of the IBCL, no other “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under Indiana state law apply or purport to apply to the execution, delivery or performance of this Agreement or the Voting Agreement or any of the transactions contemplated hereby or thereby, including the Merger.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933 and the regulations promulgated thereunder, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as amended (the “Exchange Act”), state securities or blue sky laws and the regulations promulgated thereunder, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Indiana and the regulations promulgated thereunder, as amended, the filing and recordation of appropriate merger or other documents as required by the IBCL and the WBCL, and prior notification filings with the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”). Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.

2.6 Compliance; Permits.  Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (a) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not have a Seller Material Adverse Effect.

2.7 Securities and Banking Reports; Financial Statements.

(a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (x) the Securities and Exchange Commission (“SEC”) since December 31, 2004, and, as of the date of this Agreement, has delivered or made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, respectively, (ii) all proxy statements relating to the Seller’s meetings of stockholders (whether annual or special) held since December 31, 2004, (iii) all Quarterly Reports on Form 10-Q filed by the Seller with the SEC since December 31, 2004, (iv) all Reports on Form 8-K filed by the Seller with the SEC since December 31, 2004, (v) all other reports or registration statements filed by the Seller with the SEC since December 31, 2004, and (vi) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC since December 31, 2004 (collectively, the “Seller SEC Reports”) and (y) the Federal Reserve Board, the FDIC, the OCC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The parties agree that failure of the Seller’s Chief Executive Officer or Chief Financial Officer to provide any certification required to be filed with any document filed with the SEC shall constitute an event that has a Seller Material Adverse Effect.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed after the date of this Agreement and prior to or on the Effective Time, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and changes in financial position for the periods indicated, except that any unaudited interim financial statements do not contain the footnotes required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date requiring disclosure pursuant to Item 304 of Regulation S-K promulgated by the SEC.

(c) The Seller has made available to the Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) the Seller SEC Reports filed prior to the date hereof, and (ii) Contracts which previously have been filed by the Seller with the SEC pursuant to the Securities Act and Exchange Act (together with the Seller SEC Reports, the “Seller SEC Documents”). The Seller has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Seller SEC Documents, and the SEC has not advised the Seller that any final responses are inadequate, insufficient or otherwise non-responsive. The Seller has made available to the Company complete and correct copies of all correspondence between the SEC, on the one hand, and the Seller and any of the Seller Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Seller’s Knowledge, none of the Seller SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(d) The Seller and, to the Seller’s Knowledge, each of its officers and directors, are in compliance with and have complied in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, as amended (“Sarbanes-Oxley”), including, without limitation, Section 404 thereof and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market LLC. With respect to each Report on Form 10-K and Form 10-Q and each amendment of any such report filed by the Seller with the SEC since December 31, 2004, the Chief Executive Officer and Chief Financial Officer of the Seller have made all certifications required by Sections 302 and 906 of Sarbanes-Oxley at the time of such filing, and the statements contained in each such certification were true and correct. Further, the Seller has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Seller and the Seller Subsidiaries required to be disclosed by the Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Seller’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Seller required by Section 302 of Sarbanes-Oxley with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(e) The Seller has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) (“internal controls”). To the Seller’s Knowledge, based on its evaluation of internal controls prior to the date hereof, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses known to the Seller in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Seller’s ability to record, process, summarize and report financial information and (ii) any material fraud known to the Seller that involves management or other employees who have a significant role in internal controls. The Seller has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to the Seller’s auditors and audit committee since December 31, 2004. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(f) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) or director of the Seller, other than loans that are subject to and that were made and continue to be in compliance with Regulation O under the Federal Reserve Act.

(g) Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Seller included in the Seller’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, and (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2007, neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be disclosed on a balance sheet prepared in accordance with GAAP that has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(h) The Seller has not been notified by its independent registered public accounting firm or by the staff of the SEC that such accounting firm or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Seller under the Securities Act or any periodic or current report filed by the Seller under the Exchange Act should be restated, or that the Seller should modify its accounting in future periods in a manner that would have, or would be reasonably expected to have, a Seller Material Adverse Effect.

(i) Since December 31, 2006, none of the Seller, the Seller Subsidiaries, any executive officer of the Seller or, to the Seller’s Knowledge, any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. To the Seller’s Knowledge, no attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, general counsel, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.

2.8 Absence of Certain Changes or Events.

(a) Since December 31, 2006 to the date hereof, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2006, there has not been (i) any change in the financial condition, results of operations or business of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries which has had, or would be reasonably expected to have, a Seller Material Adverse Effect, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) except for regular, quarterly cash dividends on the Seller Common Stock with usual record and payment dates to the date of this Agreement and the purchase of Seller Common Stock pursuant to the Seller’s publicly announced stock repurchase program, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any Subsidiary Securities, (vi) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vii) any strike, work stoppage, slow-down or other labor disturbance, (viii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (ix) any union organizing activities.

(b) To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services, except for any such use which would not have a Seller Material Adverse Effect. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.

2.9 Absence of Proceedings and Orders.

(a) There is no Proceeding pending or, to the Seller’s Knowledge, threatened in writing against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if determined adversely to the Seller or such Seller Subsidiary, would reasonably be expected to result in the Seller or such Seller Subsidiary incurring a liability in an amount equal to or greater than $100,000.

(b) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(c) Except as set forth in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (without giving effect to any amendment filed after the date of this Agreement), neither the Seller nor any of the Seller Subsidiaries is subject to and, to the Seller’s Knowledge, there are no facts and/or circumstances in existence that will result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(d) The Seller is not aware of, has not been advised of, and has no reason to believe in the existence of, any facts or circumstances which would cause it or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), the laws and regulations promulgated and administered by the Office of Foreign Asset Control (“OFAC”), any Order issued with respect to anti-money laundering by the United States Department of Justice or the United States Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”), any Order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, Title V of the GLB Act and the provisions of the information security program adopted pursuant to 12 C.F.R Part 40. The Seller is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or any of the Seller Subsidiaries to undertake any remedial action. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied in all respects with any requirements to file reports and other necessary documents as required by the Patriot Act, the Bank Secrecy Act or any other anti-money laundering Laws.

2.10 Employee Benefit Plans.

(a) Current Plans.  The Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements involving an obligation in excess of $25,000, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise and whether due or to become due (collectively, the “Plans”). The Seller has furnished or made available to the Company a complete and correct copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (“IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Plan and the materials submitted to obtain such letter, and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Plan.

(b) Absence of Certain Types of Plans.  No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”), including, without limitation, any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as set forth in the Seller Disclosure Schedule or the Seller SEC Reports, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and except as set forth in the Seller Disclosure Schedule or the Seller SEC Reports, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Compliance with Applicable Law.  To the Seller’s Knowledge, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such operations or violations of applicable Law would not have a Seller Material Adverse Effect. To the Seller’s Knowledge, the Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not have a Seller Material Adverse Effect. No Proceeding is pending or, to the Knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such Proceeding. Neither the Seller nor any Seller Subsidiary has incurred any liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and, to the Seller’s Knowledge, no condition exists that presents a material risk of incurring any such liability.

(d) Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to Section 19 of Revenue Procedure 2005-16, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e) Non-Qualified Deferred Compensation Plans.  Any Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”) has been operated and administered by the Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(f) Absence of Certain Liabilities and Events.  To the Seller’s Knowledge, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Seller nor any Seller Subsidiary has incurred any liability for any excise tax arising under Sections 4971 through 4980G of the Code that would have a Seller Material Adverse Effect and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such liability.

(g) Plan Contributions.  All contributions, premiums or payments required to be made with respect to any Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.

(h) Employment Contracts.  Neither the Seller nor any Seller Subsidiary is a party to any Contracts for employment, severance, consulting or other similar agreements with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries, except as set forth on Section 2.10(h) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

(i) Effect of Agreement.  The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.

2.11 Proxy Statement.  The information contained in the proxy statement to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”) will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly inform the Company thereof. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

2.12 Title to Property.  The Seller Disclosure Schedule identifies all real property owned by the Seller or any of the Seller Subsidiaries and identifies, to the Seller’s Knowledge, all real property leases pursuant to which the Seller or any of the Seller Subsidiaries is a party, either as a lessor or lessee. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby and which would not have a Seller Material Adverse Effect; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons any real or material amounts of personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring), except for any such default or event which has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect. All of the Seller’s and each of the Seller’s Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted, except for any defect as would not have a Seller Material Adverse Effect.

2.13 Environmental Matters.  To the Seller’s Knowledge and except for any Effect which has not had, or would reasonably be expected to have, a Seller Material Adverse Effect: (i) each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (“Environmental Laws”); (ii) during and prior to the period of (a) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (b) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility or (c) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property; (iii) there is no asbestos or any material amount of urea formaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls; (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility; (v) neither the Seller nor any Seller Subsidiary has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiary of any Environmental Claim; and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility that could reasonably be anticipated (a) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiary or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility or (b) to cause any properties currently owned or operated by the Seller or any Seller Subsidiary or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 2.13: (a) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a security interest and, where required by the context, said term means the owner or operator of such property; (b) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property; and (c) “Environmental Claims” shall mean any and all administrative, regulatory, judicial or private Proceedings relating in any way to (i) any Environmental Law; (ii) any Hazardous Material including, without limitation, any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority; or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment.

2.14 Absence of Agreements.  Neither the Seller nor any Seller Subsidiary is a party to any Contract or any action by a Governmental Authority which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.

2.15 Taxes.  The Seller and the Seller Subsidiaries have timely filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), and the Seller and the Seller Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns, except such as are not yet due or are being contested in good faith by appropriate Proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, charges, fees, levies and other governmental assessments and impositions of any kind payable to any Governmental Authority, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value-added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, worker’s compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including, without limitation, consolidated, combined and unitary tax returns. For purposes of this Section 2.15, references to the Seller and the Seller Subsidiaries include former subsidiaries of the Seller for the periods during which any such Persons were owned, directly or indirectly, by the Seller. Neither the IRS nor any other Governmental Authority is now asserting, either through audits, administrative Proceedings or court Proceedings, any deficiency or claim for additional Taxes from the Seller or the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current Taxes not yet due, there are no material Tax Liens on any assets of the Seller or any of the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other Governmental Authority with respect to Taxes that would have a Seller Material Adverse Effect. No agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries and no Tax indemnities given by the Seller or the Seller Subsidiaries in connection with a sale of stock or assets remain in effect. Neither the Seller nor any of the Seller Subsidiaries is required to include in income either (i) any amount in respect of any adjustment under Section 481 of the Code or (ii) any installment sale gain. Neither the Seller nor any of the Seller Subsidiaries (i) is a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent, or (ii) has any liability for the Taxes of any Person (other than the Seller and the Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by Contract or otherwise.

2.16 Insurance.  The Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect.

2.17 Brokers.  No broker, finder or investment banker (other than Sandler O’Neill & Partners, L.P.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Sandler O’Neill & Partners, L.P. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

2.18 Seller Material Adverse Effect.  Since December 31, 2006, there has not been any Effect that has had, or would be reasonably expected to have, a Seller Material Adverse Effect.

2.19 Material Contracts.  Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or as disclosed in Section 2.19 of the Seller Disclosure Schedule (which may reference other Sections of such Schedule), neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which (i) is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within sixty (60) days of delivery of notice of such termination and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $100,000, in the aggregate over the term of such Contract; or (ii) would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

2.20 Opinion of Financial Advisor.  The Seller has received the opinion of Sandler O’Neill & Partners, L.P. on the date of this Agreement to the effect that, as of the date of this Agreement, the Per Share Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller will promptly, upon receipt of a written copy of such opinion, deliver a copy of such opinion to the Company.

2.21 Vote Required.  The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

2.22 Rights Agreement.  The Seller and the Seller’s Board of Directors have taken all necessary action to render the Rights Agreement dated November 14, 1997, between the Seller and Harris Trust and Savings Bank, as amended by the Amendment to Rights Agreement dated May 8, 2002 (the “Rights Agreement”), inapplicable to this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the holders of Seller Common Stock or the Seller’s Board of Directors, and neither the execution and delivery of this Agreement or the Voting Agreement nor the consummation of any of the transactions contemplated hereby or thereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Preferred Share Purchase Rights to become exercisable by the holders thereof.

2.23 No Dissenter’s Rights.  No dissenters’, appraisal or similar rights or demands shall be exercisable by any stockholder of the Seller in connection with the transactions contemplated by this Agreement, including the Merger, including, without limitation, under Section 23-1-44 of the IBCL.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports or in the disclosure schedule delivered by the Company to the Seller prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall set forth items of disclosure with specific reference to the particular Section or subsection to which the information in the Company Disclosure Schedule relates, the Company hereby represents and warrants to the Seller as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a business entity duly organized, validly existing and in active status under the Laws of the State of Wisconsin, a registered bank holding company under the BHCA and a financial holding company under the GLB Act. Each direct or indirect Subsidiary of the Company (a “Company Subsidiary,” or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company and the Company Subsidiaries have the requisite power and authority and is in possession of all Consents and Orders (“Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC, the WI DFI, the Office of Thrift Supervision (the “OTS”) and the OCC, and neither the Company nor any Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals, except in each case where the revocations or modifications, the failure to be so organized, existing and in good standing or to have such power, authority or Company Approvals would not have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed would not have a Company Material Adverse Effect.

(c) As used in this Agreement, the term “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, and/or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include: (a) any Effect to the extent resulting from the announcement of this Agreement or the transactions contemplated hereby; (b) any Effect resulting from compliance with the terms and conditions of this Agreement; (c) any decrease in the price or trading volume of the Company’s common stock (but not excluding any Effect underlying such decrease to the extent such Effect would constitute a Company Material Adverse Effect); (d) any Effect to the extent resulting from changes in Laws generally applicable to the banking industry; (e) any Effect to the extent resulting from changes in GAAP which the Company or any of the Company Subsidiaries is required to adopt; (f) changes attributable to or resulting from changes in general economic conditions affecting the banking industry generally (unless such Effect would reasonably be expected to have a materially disproportionate impact on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole relative to other banking industry participants); or (g) actions contemplated and permitted by this Agreement.

3.2 Organizational Documents.  The Company has heretofore furnished or made available to the Seller a complete and correct copy of the Company’s organizational documents (the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company is not in breach of any of the provisions of the Company Organizational Documents.

3.3 Authority.  The Company has the requisite power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company, including, without limitation, the Company’s Board of Directors, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by, and constitutes a valid and binding obligation of, the Company and, assuming the due authorization, execution and delivery of this Agreement by the Seller, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by Laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate the Company Organizational Documents or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, (ii) conflict with or violate any Laws or Orders applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, except in the case of clauses (i) and (ii), above, for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking laws and regulations, the filing and recordation of appropriate merger or other documents as required by the IBCL and WBCL, and prior notification filings with the Department of Justice under the HSR Act and (ii) where the failure to obtain such Consents or to make such filings or notifications would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have, or be reasonably expected to have, a Company Material Adverse Effect.

3.5 Absence of Proceedings and Orders.

(a) There is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Company Material Adverse Effect.

(b) There is no Order imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries, including, without limitation, any Order relating to any of the transactions contemplated by this Agreement, which has had, or which would reasonably be expected to have, a Company Material Adverse Effect.

3.6 Proxy Statement.  The information, if any, supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, any Company Subsidiary or any of its or their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Seller thereof. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

3.7 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV — COVENANTS OF SELLER

4.1 Affirmative Covenants.  The Seller hereby covenants and agrees with the Company and the Merger Sub that, except (i) as permitted by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided, that prior to failing to take any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to take any such action otherwise subject to such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will, and the Seller will cause each Seller Subsidiary, to:

(a) operate its business only in the usual, regular and ordinary course consistent with past practices;

(b) use its reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

(c) use its reasonable best efforts to maintain and keep its properties which are necessary to the operation of its business in good repair and condition as at present, ordinary wear and tear excepted;

(d) cooperate with the Company in its efforts to obtain information and title insurance with respect to real property owned or leased by the Seller or any of the Seller Subsidiaries, including, without limitation, efforts to communicate with and obtain Consents and/or estoppels from landlords and tenants, and the execution and delivery as of the Effective Time of standard title affidavits, deeds and other documents as may be reasonably necessary to reflect the transaction in the real estate records of the states in which real property is located and/or to obtain title insurance;

(e) use its reasonable best efforts to keep in full force and effect director and officer liability insurance comparable in amount and scope of coverage to that now maintained by it (the “Existing D&O Policy”);

(f) perform in all material respects all obligations required to be performed by it under all material Contracts relating to or affecting its assets, properties and business;

(g) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws; and

(h) not to take any action or fail to take any action which can be expected to have a Seller Material Adverse Effect.

4.2 Negative Covenants.  Except (i) as permitted by or provided in this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) as required by Law or a Governmental Authority of competent jurisdiction, provided that prior to taking any such action, the Seller notifies the Company thereof and to the extent required by the Company, uses its reasonable best efforts to avoid having to take such action required by such Law or Governmental Authority, or (iv) as otherwise consented to in writing by the Company, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller shall not do, or permit any Seller Subsidiary to do, any of the following:

(a) (i) except to maintain qualification pursuant to the Code or as contemplated in Annex A, adopt, amend, renew or terminate any Plan or any other agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees, or (ii) except for normal increases in the ordinary cause of business consistent with past practices, increase in any manner the base salary, bonus, incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or other agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock or other equity interests, except for (A) regular, quarterly cash dividends on the Seller Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Seller Common Stock not in excess of $0.21 per share for a dividend payable in 2007 or $0.22 per share for a dividend payable in 2008, and (B) dividends by a Seller Subsidiary either to the Seller or another Seller Subsidiary;

(c) except as contemplated by this Agreement, merge into any other Person, permit any other Person to merge into it or consolidate with any other Person, or effect any reorganization or recapitalization;

(d) purchase or otherwise acquire any substantial portion of the assets, or more than five percent (5%) of any class of stock or other equity interests, of any Person other than in the ordinary course of business;

(e) liquidate, sell, dispose of, or encumber any assets or acquire any assets with a value in excess of $100,000 outside of the ordinary course of business;

(f) repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of the Options), bonds or other corporate securities of which the Seller or any of the Seller Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible securities) calling for issue thereof;

(g) propose or adopt any amendments to its articles of incorporation, by-laws, articles of organization or operating agreement, as the case may be;

(h) change any of its methods of accounting in effect at December 31, 2006 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2006, except as may be required by GAAP; or

(i) change any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law or by a Regulatory Authority, including, without limitation:

(i) acquire or sell any Contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities or any commodities whatsoever or enter into any other derivative transaction, which would have gains or losses in excess of $100,000, or enter into, terminate or exchange a derivative instrument with a notional amount in excess of $100,000 or having a term of more than five (5) years;

(ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any Liens to exist with respect to, any of its assets with a value in excess of $100,000 individually, except in the ordinary course of business consistent with past practice;

(iii) make any investment with a maturity of five (5) years or more;

(iv) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money (other than indebtedness of the Seller or the Seller Subsidiaries to each other) in excess of an aggregate of $100,000 (for the Seller and the Seller Subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practice;

(v) enter into any Contract with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material Contract rights, Liens, debts or claims, not in the ordinary course of business and consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by United States government or agency securities), or impose, or suffer the imposition of, on any material asset of the Seller or any Seller Subsidiaries, any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller SEC Reports) and in no event with a value in excess of $100,000 individually;

(vi) settle any Proceeding or controversy of any kind for any amount in excess of $100,000 or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries;

(vii) purchase any new financial product or instrument outside of the ordinary course of business which involves entering into a Contract with a term of six (6) months or longer;

(viii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $100,000 individually;

(ix) take any action or fail to take any action which would be reasonably expected to have a Seller Material Adverse Effect;

(x) take any action that would adversely affect or delay the ability of the Seller to perform any of its obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied; or

(xi) agree in writing or otherwise to do any of the foregoing.

4.3 No Solicitation of Transactions.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

(i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

(iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 4.3(a) shall not prohibit the Seller or the Seller’s Board of Directors from:

(A) furnishing material nonpublic information (other than information regarding the Company or the Merger Sub supplied to the Seller by the Company or the Merger Sub) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such

Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.3(a), or

(B) taking the actions described in the proviso of subsection (c), below, as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller and the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 4.3(a).

At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall:

(i) give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person; and

(ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

Nothing in this Section 4.3(a) shall prevent the Seller or the Seller’s Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Seller and the Seller Subsidiaries will immediately cease, and will cause each of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 4.3. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3 by any officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them shall be deemed to be a breach of this Section 4.3 by the Seller.

(b) In addition to the obligations of the Seller set forth in Section 4.3(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller will keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c) Except as provided herein below: (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement of the Seller’s Board of Directors Recommendation; and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (i) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation or (ii) not including in the Proxy Statement the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due primarily to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (i) and (ii) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation (which includes the Seller’s current financial advisor), that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.

(d) Notwithstanding anything to the contrary contained in this Section 4.3, in the event that the Seller’s Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

4.4 Update Disclosure; Breaches.

(a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Schedule on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that (i) to the extent that any information that would be required to be included in an update under this Section 4.4(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section 4.4 is unduly burdensome to the Seller, the Seller and the Company will use their reasonable best efforts to develop alternate updating procedures using, wherever possible, existing reporting systems.

(b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its reasonable best efforts to prevent or promptly remedy the same.

4.5 Delivery of Stockholder and Option Information.  The Seller shall deliver or arrange to have its transfer agent deliver, as the case may be, to the Company or its designee, from time to time prior to the Effective Time, a complete and correct list setting forth the names and addresses of the Seller stockholders and holders of Options, their holdings of stock or Options as of the latest practicable date, and such other information as the Company may reasonably request.

4.6 Loan and Investment Policies.  The Seller agrees to maintain and to cause the Seller Subsidiaries to maintain their existing loan and investment policies and procedures designed to insure safe and sound banking practices, which shall remain in effect, except as otherwise agreed in writing by the Company, for the period from the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII. To the extent permitted by applicable Law, such policies and procedures shall apply to, among other matters, the following: (i) making or renewing any commitments or loans, or purchase or renewals of any participations in loans, in excess of an amount to be agreed for any commercial loan, single-family residential loan or consumer loan;

(ii) making, committing to make or renewing any loan to any Affiliate of the Seller or the Seller Subsidiaries or any family member of such Affiliate or any entity in which such Affiliate has a material interest; (iii) making any investment or commitment to invest, or making any loan, in excess of an amount to be agreed with respect to any commercial real estate development project; (iv) making multiple commercial real estate loans which are in the aggregate in excess of an amount to be agreed; or (v) entering into any Contract under which the Seller or any Seller Subsidiary will be bound to pay in excess of an amount to be agreed over the life of such Contract or voluntarily committing any act or omission which constitutes a breach or default by the Seller or any Seller Subsidiary under any Contract to which the Seller or any Seller Subsidiary is a party or by which it or any of its properties are bound. To the extent permitted by applicable Law, the Company shall have the right to designate one (1) observer to attend all meetings of the Seller’s (i) senior credit committee, or similar committee at any Seller Subsidiary designated by the Company, and (ii) investment committee or similar committee at any Seller Subsidiary, and the Seller shall ensure that such representatives receive all information given by the Seller or its agents to the Seller’s members of said committees.

4.7 Access and Information.  From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Seller will give the Company and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Seller and the Seller Subsidiaries and any other information relating to the Seller and the Seller Subsidiaries that is reasonably requested by the Company for purpose of permitting the Company, among other things, to: (a) conduct its due diligence review; (b) review the financial statements of the Seller; (c) verify the accuracy of the representations and warranties of the Seller contained in this Agreement; (d) confirm compliance by the Seller with the terms of this Agreement; and (e) prepare for the consummation of the transactions contemplated by this Agreement. The parties hereto acknowledge and agree that any investigation by the Company pursuant to this Section 4.7 shall not unreasonably interfere with the business and operations of the Seller. The Company shall not, without the consent of the Seller (which consent shall not be unreasonably withheld), directly contact any customers or key employees of the Seller. General advertisements by the Company will not be deemed a violation of the preceding sentence.

4.8 Confidentiality Agreement.  The Seller agrees that the Confidentiality Agreement dated July 5, 2007, between the Company and the Seller (the “Confidentiality Agreement”) shall remain in full force and effect and binding upon the Seller and shall survive termination of this Agreement for the period set forth therein.

4.9 Resignations.  The Seller shall obtain and deliver to the Company at the Closing evidence reasonably satisfactory to the Company of the resignation, effective as of the Effective Time, of those directors and officers of the Seller and Seller Subsidiaries designated by the Company to the Seller prior to the Closing.

ARTICLE V — COVENANTS OF THE COMPANY AND THE MERGER SUB

5.1 Affirmative Covenants.  The Company and the Merger Sub hereby covenant and agree with the Seller that, except (i) as permitted by this Agreement, (ii) as disclosed in the Company Disclosure Schedule or in the Company SEC Reports, (iii) as required by Law or a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by the Seller, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, each of the Company and the Merger Sub will, and the Company will cause each other Company Subsidiary, to:

(a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as used in the Company’s financial statements applied on a consistent basis; and

(b) conduct its business in a manner that does not violate any Law, except for possible violations which do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.2 Negative Covenants.  Except as disclosed in the Company Disclosure Schedule or in the Company SEC Reports or as otherwise contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, neither the Company nor the Merger Sub shall, or agree to commit to, or, in the case of the Company, permit any Company Subsidiaries to, without the prior written consent of the Seller, take any action that would adversely affect or delay the ability of the

Company or the Merger Sub to perform any of their obligations on a timely basis under this Agreement or cause any of the conditions set forth in Article VII to not be satisfied.

5.3 Breaches.  The Company and the Merger Sub shall, in the event either of them becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of their respective representations or agreements contained or referred to herein, give prompt written notice thereof to the Seller and use their reasonable best efforts to prevent or promptly remedy the same.

5.4 Confidentiality Agreement.  The Company agrees that the Confidentiality Agreement shall remain in full force and effect and binding upon the Company and shall survive termination of this Agreement for the period set forth therein.

ARTICLE VI — ADDITIONAL AGREEMENTS

6.1 Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Seller shall prepare the Proxy Statement relating to the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the stockholders of the Seller. Each of the Seller, the Company and the Merger Sub shall furnish all information concerning itself and its Affiliates, officers and directors that is required to be included in the Proxy Statement. The Seller shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the other filings, and the Seller shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Seller’s stockholders as promptly as reasonably practicable after the execution of this Agreement. The Seller shall promptly notify the Company upon receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the other filings and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the other filings. If at any time prior to the Seller Stockholders’ Meeting, any information relating to the Seller, the Company, the Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Seller, the Company or the Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be, to the extent required by applicable Law, disseminated to the stockholders of the Seller. Notwithstanding anything to the contrary stated above, prior to mailing the Proxy Statement (or any amendment or supplement thereto) to the stockholders of the Seller or responding to any comments of the SEC with respect thereto, the Seller shall provide the Company an opportunity to review and comment on such document or response and shall include in such document or response all comments reasonably proposed by the Company.

6.2 Meeting of Seller’s Stockholders.  The Seller shall promptly, after the Proxy Statement becomes effective, take all action necessary in accordance with the IBCL, the Seller Articles and the Seller By-Laws to convene the Seller Stockholders’ Meeting. The Seller shall use its reasonable best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the IBCL to approve the Merger, except as otherwise provided in Section 4.3(c), above.

6.3 Appropriate Action; Consents; Filings.  The Seller, the Company and the Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents and Orders required under Law (including, without limitation, all rulings and approvals of Governmental Authorities) and from parties to Contracts required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the

Securities Act and the Exchange Act (to the extent applicable) and any other applicable federal or state securities laws, (B) the BHCA and any other applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company, the Seller and the Merger Sub shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, and shall use their respective reasonable best efforts to file all applications required to be filed with the Federal Reserve Board, the OCC or any other federal or state banking regulator no later than thirty (30) days after the execution of this Agreement by the parties. The Seller, the Company and the Merger Sub shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement, and shall furnish the other party with copies of all such applications and filings and correspondence to and from such party with respect thereto. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable best efforts to take all such necessary action.

6.4 Employee Benefit Matters.  Annex A attached hereto sets forth certain agreements of the parties with respect to the manner in which various benefit and compensation matters will be handled prior to and after the Effective Time for employees and directors of the Seller and the Seller Subsidiaries.

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) By virtue of the occurrence of the Merger, and subject to the limitations imposed by Section 18(k) of the Federal Deposit Insurance Act, as amended by the Crime Control Act of 1990 and the regulations issued thereunder, including, without limitation, 12 C.F.R. Part 359, the Surviving Corporation shall from and after the Effective Time succeed to the Seller’s obligations with respect to indemnification or exculpation now existing in favor of the directors and officers of the Seller and the Seller Subsidiaries as provided in the Seller Articles, the Seller By-Laws and indemnification agreements of the Seller or the Seller Subsidiaries with respect to matters occurring prior to the Effective Time. Section 6.5 of the Seller Disclosure Schedule contains a complete and correct list of all indemnification arrangements to which the Seller is a party on the date of this Agreement. The Seller agrees not to amend or enter into new indemnification arrangements or agreements from and after the date hereof.

(b) From and after the Effective Time, the Company agrees to use its commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities (the “D&O Policy”) for all present and former directors and officers of the Seller covered by the Existing D&O Policy on the date of this Agreement with terms (including coverage limits) substantially similar in all respects to those currently in effect on the date of this Agreement with respect to acts, omissions and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy; provided, however, that the Company’s obligation under this subsection (b) shall be completely satisfied at such time as the Company shall have satisfied either of the following conditions: (i) the Company shall have maintained the D&O Policy in accordance with this subsection (b) for a period of six (6) years from and after the Effective Time or (ii) the Company shall have incurred costs to maintain insurance in accordance with this subsection equal to or exceeding two hundred fifty percent (250%) of the annualized premium in effect on the date of this Agreement and disclosed on Section 6.5 of the Seller Disclosure Schedule; provided, further however, if the Company fails to maintain the D&O Policy in accordance with this subsection (b) for six (6) years from the Effective Time, the Company will indemnify and hold all present and former directors and officers of the Seller covered by the Existing D&O Policy harmless against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to, attorney’s fees, disbursements and court costs) and actions with respect to acts, omissions, and other matters occurring prior to the Effective Time for which coverage is provided under the Existing D&O Policy to the same extent as coverage would have been provided to such persons had the D&O Policy in accordance with this subsection (b) been maintained by the Company for a period of six (6) years from and after the Effective Time.

(c) In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 6.5.

(d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of Seller or any Seller Subsidiary (the “Indemnified Parties”) and his or her heirs and representatives.

6.6 Notification of Certain Matters.  The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Seller, the Company or the Merger Sub, as the case may be, contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Seller, the Company or the Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.7 Public Announcements.  The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, including disclosures required under the federal securities laws.

6.8 Customer Retention.  To the extent permitted by applicable Law, the Seller shall, and shall cause each Seller Subsidiary to, use all reasonable best efforts to assist the Company in its efforts to retain the Seller’s and the Seller Subsidiaries’ customers for the Surviving Corporation. Such efforts shall include making introductions of the Company’s employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller to such customers and actively participating in any “transitional marketing programs” as the Company shall reasonably request.

6.9 NASDAQ Delisting.  The Surviving Corporation shall use its reasonable best efforts, and the Company shall cause the Surviving Corporation to use its reasonable best efforts, to cause the Shares to no longer be listed on the NASDAQ Stock Market LLC and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

6.10 Additional Documents.  From time to time, as and when requested by a party hereto, each party shall execute and deliver any additional agreements, instruments, documents and certificates which are consistent with the terms and conditions of this Agreement and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII — CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

(b) Federal Reserve Board.  The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired.

(c) HSR.  All statutory waiting periods under the HSR Act shall have expired and the Company shall not have received any objections thereunder from either the Federal Trade Commission or the United States Department of Justice.

(d) Regulatory Approval.  The Merger shall have been approved by the OCC and the WI DFI and neither of such approvals shall contain any condition that would materially adversely affect the Company or the Surviving Corporation. All conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied and all waiting periods relating to such approval shall have expired. All documents required to be filed with any state agency or recorded at the county level in connection with such approval shall be filed or recorded at the Effective Time.

(e) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect preventing or prohibiting consummation of the transactions contemplated by this Agreement or restricting the consummation of the transactions contemplated by this Agreement in a manner that would have a Seller Material Adverse Effect or a Company Material Adverse Effect.

7.2 Additional Conditions to Obligations of the Company and the Merger Sub.  The obligation of the Company and the Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time (or, if an earlier time is set forth in this Section 7.2, at such earlier time) of the following conditions:

(a) Representations and Warranties.  Without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under Sections 4.4 or 6.6, above, and except for Section 2.18, above, which is provided for in subsection (g), below, (i) each of the representations and warranties of the Seller contained in this Agreement that is qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Seller contained in this Agreement that is not qualified by reference to “materiality” or Seller Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Seller Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to the foregoing effect.

(b) Agreements and Covenants.  The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Consents Obtained.  (i) The Seller shall continue to possess all Seller Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and made by the Seller, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Seller Material Adverse Effect.

(d) No Challenge.  There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries, which in either case is reasonably likely to have a Seller Material Adverse Effect or a Company Material Adverse Effect.

(e) Opinion of Counsel.  The Company shall have received from Bose McKinney & Evans LLP, or other independent counsel to the Seller reasonably satisfactory to the Company, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Annex B attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company. In rendering such opinion, Bose McKinney & Evans LLP or such other legal counsel may require and rely upon representations and covenants contained in certificates of officers of the Seller.

(f) Burdensome Condition.  There shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority which imposes any condition or restriction upon the Company, the Merger Sub or the Seller or their respective subsidiaries (or the Surviving Corporation after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(g) No Material Adverse Changes.  Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Seller Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, or individuals performing similar functions, to that effect.

7.3 Additional Conditions to Obligations of the Seller.  The obligation of the Seller to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Without giving effect to any notice to the Seller under Sections 5.3 or 6.6, above, (i) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent that such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date; and (ii) each of the representations and warranties of the Company and the Merger Sub contained in this Agreement that is not qualified by reference to “materiality” or Company Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, and except in the case of either clauses (i) or (ii), above, where any failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, or individuals performing similar functions, to the foregoing effect.

(b) Agreements and Covenants.  Each of the Company and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Consents Obtained.  (i) The Company and the Merger Sub shall continue to possess all Company Approvals and (ii) all Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Company and the Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by the Company and the Merger Sub of the transactions contemplated hereby shall have been obtained and made by the Company and the Merger Sub, except where the failure to obtain any such Consents or Orders, or make any such filings or notifications, would not have a Company Material Adverse Effect.

(d) No Challenge.  There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Company and the Company Subsidiaries, which in either case is reasonably likely to have a Company Material Adverse Effect or a Seller Material Adverse Effect.

(e) Opinion of Counsel.  The Seller shall have received from Godfrey & Kahn, S.C., or other independent counsel to the Company reasonably satisfactory to the Seller, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in Annex C attached hereto, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller. In rendering such opinion, Godfrey & Kahn, S.C. may require and rely upon representations and covenants contained in certificates of officers of the Company.

(f) No Material Adverse Changes.  Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that is reasonably likely to have a Company Material Adverse Effect. The Seller shall have received a certificate of the President and the Chief Financial Officer of the Company, or individuals performing similar functions, to that effect.

ARTICLE VIII — TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of the Seller adopt this Agreement, as applicable:

(a) by mutual written consent duly authorized by the Company’s Board of Directors and the Seller’s Board of Directors;

(b) by either the Seller or the Company if the Merger shall not have been consummated by February 29, 2008 (or March 31, 2008, if the reason the Merger has not been consummated by such earlier date is due to the fact that the Company, despite its prompt and diligent actions, has not received the approval of the OCC or the Federal Reserve Board pursuant to Section 3(a)(5) of the BHCA (12 U.S.C. § 1842(a)(5)), or any required waiting periods shall have not yet expired or been terminated), unless extended by the Company’s Board of Directors and the Seller’s Board of Directors for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of any provision of this Agreement;

(c) by either the Seller or the Company if a Governmental Authority shall have issued a non-appealable final Order or taken any other action having the effect of restraining, enjoining or otherwise prohibiting the Merger;

(d) by either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement;

(e) by the Seller, upon a breach of any covenant or agreement on the part of the Company or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.3(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Merger Sub of a covenant or agreement was unintentional and is curable by the Company or the Merger Sub through exercise of commercially reasonable best efforts, then the Seller may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from the Seller to the Company of such breach, provided, that the Company or the Merger Sub, as the case may be, continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by the Company or the Merger Sub is cured during such ten (10) day period);

(f) by the Company, upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a), above, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Seller’s representations and warranties or breach by the Seller of a covenant or agreement was unintentional and is curable by the Seller through exercise of its commercially reasonable best efforts, then the Company may not terminate this Agreement pursuant to this Section 8.1(f) for ten (10) days after delivery of written notice from the Company to the Seller of such breach, provided, that the

Seller continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Seller is cured during such ten (10) day period);

(g) by the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement;

(h) by the Seller prior to the vote of the stockholders of the Seller, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 4.3, above; provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.3(b)(i), below;

(i) by the Company:

(i) if any of the conditions to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, have not been satisfied or waived by the Company at Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company and the Merger Sub to effect the Merger set forth in Sections 7.1 or 7.2, above, has become impossible (other than as a result of any failure on the part of the Company and the Merger Sub to comply with or perform any covenant or obligation of the Company and the Merger Sub set forth in this Agreement); or

(ii) in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time;

(j) by the Seller:

(i) if any of the conditions to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, have not been satisfied or waived by the Seller at Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Sections 7.1 or 7.3, above, has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or

(ii) in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time.

8.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1, above, will be effective immediately upon (or if termination is pursuant to Sections 8.1(e) or 8.1(f), above, and the proviso therein is applicable, ten (10) days after) the delivery of written notice thereof by the terminating party to the other party. In the event of termination of this Agreement as provided in Section 8.1, above, this Agreement shall be of no further force or effect, with no liability of any party to the other parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX, shall survive the termination of this Agreement indefinitely, (ii) the provisions of the Confidentiality Agreement shall survive the termination of this Agreement for the period set forth therein, and (iii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in Section 8.2, above, and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated. Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Sections 8.3(b)(i) through (b)(iii), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to Section 8.3(b), all of the Reimbursable Company Expenses by delivery of immediately available funds.

(b) (i) The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, an amount equal to Eighteen Million Three Hundred Thousand and No/100 Dollars

($18,300,000.00) (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.1(h), above.

(ii) If this Agreement is terminated by the Company pursuant to Section 8.1(g), above, and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iii) If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.1(b), above (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.2, above), or Section 8.1(d), above, (B) prior to such termination an Acquisition Proposal (other than by the Company and the Merger Sub) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement such Acquisition Proposal is consummated or the Seller enters into a Contract providing for such Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(iv) The Seller acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and the Merger Sub would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.3(b), the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.3(b) and shall be in lieu of damages incurred in the event of any such termination of this Agreement.

8.4 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies by the other parties hereto in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

ARTICLE IX — GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I, Sections 1.9, 6.4, 6.5 and 6.7, above, shall survive the Effective Time indefinitely and those set forth in Sections 4.8, 5.4, 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.

9.2 Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when delivered personally, three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), one (1) Business Day after being delivered by an express courier (with confirmation), or when sent by facsimile (with confirmation), in each case to the parties at the following addresses or telecopy numbers, as the case may be (or at such other address or telecopy number for a party as shall be specified by like notices of changes of address or telecopy number) and shall be effective upon receipt:

(a) If to the Seller:

First Indiana Corporation
135 North Pennsylvania Street, Suite 2800
Indianapolis, IN 46204

Attention:	Reagan K. Rick
Secretary and General Counsel
Facsimile: (317) 269-1292

(b) With a copy to:

Bose McKinney & Evans LLP
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
Attention: David A. Butcher
Facsimile: (317) 223-0123

(c) If to the Company or the Merger Sub:

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202

Attention:	Randall J. Erickson
Senior Vice President, Chief Administrative Officer and
General Counsel
Facsimile: (414) 765-7899

With a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

Attention:	Christopher B. Noyes
Dennis F. Connolly
Facsimile: (414) 273-5198

9.3 Certain Definitions.  For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

(i) any acquisition or purchase from the Seller by any Person of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries;

(ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than fifteen percent (15%) of the assets of the Seller or any of the Seller Subsidiaries; or

(iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of five percent (5%) or more. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a day on which banks in Wisconsin are required or authorized to be closed.

“Company SEC Reports” means all forms, reports and documents filed by the Company or any Company Subsidiary with the SEC since December 31, 2004, including, without limitation, (i) the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, (ii) the Company’s proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2004, (iii) the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2004, (iv) the Company’s reports on Form 8-K filed with the SEC since December 31, 2004, (v) all other reports or registration statements filed by the Company with the SEC since December 31, 2004, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2004.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

“Contract” shall mean any agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any letter of intent or memorandum of understanding.

“Knowledge” as used with respect to a party (including references to such party being aware of a particular matter) shall mean (i) those facts that are actually known by the Chairman, Chief Executive Officer, President or Chief Financial Officer of such party, or individuals performing similar functions, or any other officer of such party, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such party’s operations and business, including reasonable inquiries to key personnel and a review of, and discussions with key personnel regarding, the books, records and operations of such party.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person and (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity, group (as defined in Section 13(d) of the Exchange Act) or Governmental Authority.

“Preferred Share Purchase Right” shall mean a right to purchase certain capital stock of the Seller in the manner described in the Rights Agreement.

“Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the WI DFI, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the parties and their respective subsidiaries.

“Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company, the Merger Sub and their Affiliates) incurred by the Company, the Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Subsidiary” means, with reference to any corporation, partnership, limited liability company, business trust, joint venture or other entity, ownership by such entity, directly or indirectly, of fifty percent (50%) or more of the voting equity of such entity, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

“Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions:

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those stockholders of the Seller immediately preceding such transaction will hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction;

(ii) a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group; or

(iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Seller;

provided, however, that in each of clause (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller stockholders (taking into account the relative value and form of the consideration offered, all other terms and conditions of the respective offers, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the written opinion of a financial advisor of nationally recognized reputation (which includes the Seller’s current financial advisor) to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Per Share Consideration).

9.4 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.6 Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement) constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and, except as set forth in Section 9.9, below, are not intended to confer upon any other Person any rights or remedies hereunder.

9.7 Assignment.  This Agreement shall not be assigned by operation of Law or otherwise, except that the Company may assign all or any of its rights hereunder and thereunder to any Affiliate, provided that no such assignment shall relieve the Company of its obligations hereunder.

9.8 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Without limiting the general applicability of the foregoing, the Seller acknowledges receiving a copy or having access to the Company’s Current Report filed on Form 8-K on April 4, 2007, relating to the Company’s sponsored-spin transaction involving Warburg Pincus LLC and Metavante Corporation, pursuant to which, among other things, the Company will be converted (the “Conversion”) into a Wisconsin limited liability company (“M&I LLC”). The Seller further acknowledges that M&I LLC shall succeed to the Company’s rights and obligations under this Agreement as a result of the Conversion without any action by the parties.

9.9 Parties in Interest.  Subject to Section 9.7, above, this Agreement (including Annex A attached hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.4 and 6.5, above (which are intended to be for the benefit of and may be enforced by the employees of the Seller and the Seller Subsidiaries and the Indemnified Parties).

9.10 Governing Law.  Except to the extent that the laws of the State of Indiana are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the Laws that might otherwise govern under applicable principles of choice of law or conflicts of law.

9.11 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.12 Time is of the Essence.  Time is of the essence as to all performance under this Agreement.

9.13 Specific Performance.  The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by either party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate Proceeding, including an action for the specific performance of any provision herein or any other remedy granted by Law, equity or otherwise, in each case without posting a bond. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other Proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorney’s fees, incurred in such suit, action or other Proceeding. The sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court having jurisdiction in Milwaukee County, Wisconsin. Each party hereby waives, to the fullest extent permitted by law: (i) any objections that it may now or hereafter have to venue of any suit, action or other Proceeding brought in such court; (ii) any claim that any suit, action or other Proceeding brought in such court has been brought in an inconvenient forum; and (iii) any defense it may now or hereafter have based on lack of personal jurisdiction in such forum.

9.14 Interpretation.  When a reference is made in this Agreement to Articles, Sections, Annexes or Schedules, such reference will be to an Article or Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto. The Seller Disclosure Schedule and the Company Disclosure Schedule, as well as all other Schedules and all Annexes hereto, will be deemed part of this Agreement and included in any reference to this Agreement. All of the representations and warranties of the Seller are qualified by and subject to the Seller Disclosure Schedule and the Seller SEC Reports even if not expressly referenced in a section of Article II. This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law. References to the “other parties” will be deemed to refer to the Seller, the Company or the Merger Sub, as the case may be.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company, the Merger Sub and the Seller have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

FIRST INDIANA CORPORATION

By:	/s/ Robert H. Warrington
Robert H. Warrington
President and Chief Executive Officer

COMPANY:

MARSHALL & ILSLEY CORPORATION

By:	/s/ Mark F. Furlong
Mark F. Furlong
President and Chief Executive Officer

MERGER SUB:

FIC ACQUISITION CORPORATION

By:	/s/ Mark F. Furlong
Mark F. Furlong
President

ANNEX A

EMPLOYEE BENEFIT MATTERS

1. Conduct of Business Between Date of Signing the Agreement and the Effective Time.  Between the date of signing of the Agreement and the Effective Time, unless otherwise agreed between Seller and the Company (i) Seller or Seller Subsidiaries will not increase the base salaries of their respective employees except on such employees’ annual review date or except to the extent necessary for limited specific individuals to account for market adjustments, provided however such increases shall be in the ordinary course of business in accordance with past practices, shall not exceed in the aggregate 4% on an annualized basis for those employees without employment agreements and there shall be no increases for employees with employment agreements; (ii) no bonuses or incentive payments will be paid to employees of Seller or Seller Subsidiaries except consistent with existing bonus or incentive programs and in the ordinary course of business in accordance with past practices; (iii) no new programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will be adopted or implemented, existing programs, plans or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries will not be amended or modified except as required by, or necessary to comply with, applicable law, including to comply with Section 409A of the Internal Revenue Code, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements providing compensation or benefits for employees or directors of Seller or Seller Subsidiaries, except as provided herein; (iv) there will be no officer title promotions, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (v) no new consulting agreements or employment continuation agreements, if any, will be granted to employees of Seller or Seller Subsidiaries and the existing consulting and employment continuation agreements of Seller and Seller Subsidiaries will not be amended, except as provided herein or in the Consulting Agreements executed simultaneously herewith; (vi) in no event will Seller make employer contributions to its retirement programs except to the extent consistent with past practice, and Seller will not make any amendments or modifications to its retirement programs, other than as provided herein or required to maintain the tax-qualified status of any such retirement programs; and (vii) Seller or Seller Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer, or as provided in the employee’s employment agreement, if any. The Company agrees that it will not knowingly amend or unreasonably omit to take any action with respect to any existing arrangement in a manner that would result in additional employee tax under Section 409A of the Internal Revenue Code.

2. General.

(a) Transferred Employees.  Those individuals who are employed by the Seller or any of the Seller Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.” After the Effective Time, the Transferred Employees shall be integrated into the Company’s qualified retirement plans, health and dental plans and other employee welfare benefit plans subject to the terms and conditions of the referenced plans, except as otherwise provided in the Agreement and this Annex A. If the Company terminates a Transferred Employee’s employment with the Company within the first twelve months after the Effective Time, the amount of severance to which such Transferred Employee would be entitled is as set forth in the Company’s Reduction-In-Force Severance policy provided to the Seller. Thereafter, if the Company terminates a Transferred Employee’s employment, the amount of severance to which such Transferred Employee may be entitled will be as set forth in the Company’s severance plans as then in effect, and Transferred Employees will be given full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary) for purposes of the Company’s severance plans as then in effect.

(b) Credit for Past Service.  After the Effective Time, the Company and the Company Subsidiaries shall give the Transferred Employees full credit for their prior service with the Seller and the Seller Subsidiaries (or any service credited as such in connection with a previous acquisition by the Seller or any Seller Subsidiary): (i) for purposes of eligibility (including, without limitation, initial participation and eligibility for current benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Company in which

Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by the Company. Notwithstanding anything contained herein to the contrary, the Company will not give credit for prior service to Transferred Employees as regards the Company’s retiree health plan.

(c) Waiver of Certain Limitations.  The Company will, or will cause the Company’s affiliates or the Seller Subsidiaries to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Company’s plans.

(d) Company’s Ability to Amend, Modify or Terminate Plans.  Nothing contained in this Annex shall limit the right of the Company or its affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex, and the Company hereby reserves such right.

3. Employee Welfare Plans.  The Seller’s existing health and dental plans and other employee welfare benefit plans shall remain in effect at least until the Effective Time. Thereafter, Transferred Employees will be integrated into the Company’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by the Company in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit under the Company’s plans for co-pays, deductibles and similar limits incurred under Seller’s plans during such plan year. Until the Transferred Employees are integrated into the Company plans, the respective Seller plans shall remain in effect.

4. 401(k) Profit Sharing Plan, Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”) and Supplemental Benefit Plan Agreement With Key Executives (“Supplemental Plan”).

(a) Prior to the Effective Time, Seller shall not make any discretionary employer contributions to Seller’s 401(k) Profit Sharing Plan, its Supplemental Plan or the Pentegra Plan except to the extent consistent with past practice, unless otherwise agreed between Seller and the Company.

(b) At or prior to the Effective Time, Seller shall cause the cessation of all benefit accruals under the Pentegra Plan by its employees, and Seller shall provide all affected participants and alternate payees with written notice at least 45 days in advance of such change, unless the parties agree to a notice period as short as 15 days.

(c) At or prior to the Effective Time, Seller shall cause all benefit accruals under the Supplemental Plan to cease.

(d) At or after the Effective Time, the Seller’s 401(k) Profit Sharing Plan shall be frozen, and this plan will be merged into the Company’s Retirement Program subsequent to the Effective Time. Immediately after the Effective Time, the Transferred Employees will participate in the M&I Retirement Program on the same basis as other M&I employees.

5. Code Section 125 Plans.  Company shall, or shall cause its affiliates, to either (i) maintain any Code Section 125 plans of the Seller and Seller Subsidiaries (the “Seller 125 Plans”) for the remainder of the calendar year in which the Effective Time occurs, or (ii) terminate any Seller 125 Plans after the Effective Time and either allow the Transferred Employees to participate in the Company’s Code Section 125 Plan or adopt a new Code Section 125 plan (either alternative referred to hereafter as the “New 125 Plan”) for the Transferred Employees who were participating in the Seller 125 Plans and transfer the account balances of such employees under the Seller 125 Plans to the New 125 Plan. Until the Transferred Employees are integrated into the New 125 Plan, any Seller 125 Plans shall remain in effect.

6. Options, Deferred Shares and Restricted Stock.

(a) Options.  In accordance with Section 1.9 of the Agreement and the provisions of the relevant plan documents, each Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be cancelled as of the Effective Time, in exchange for a lump-sum payment from the Surviving Corporation.

(b) Deferred Shares and Restricted Stock Issued Pursuant to the 2006-2008 Long Term Incentive Plan.  In accordance with the provisions of the relevant plan documents (where change in control is discussed) and previous disclosures in the Seller SEC Reports, (i) all outstanding deferred shares that are unvested at the Effective Time of the Merger shall become vested and be paid in cash, before applicable withholding, based on a $32.00 per share price, upon consummation of the Merger, and (ii) all outstanding restricted shares issued pursuant to the 2006-2008 Long Term Incentive Plan that are unvested at the Effective Time of the Merger shall be canceled and cash payments, before applicable withholding, in an amount equal to $32.00 per share shall become vested and be paid in cash upon consummation of the Merger.

(c) Other Restricted Stock.  Except to the extent provided above, any other restricted stock issued by the Seller shall be canceled and cash payments, before applicable withholding, in an amount equal to $32.00 per share plus interest at M&I’s money market index account rate from the date of the Merger to the date of payment, shall be paid upon the earliest of: (i) the normal vesting date or an agreed upon retention date (the “Vesting Date”), provided the employee remains continuously employed with Company or its subsidiaries through the Vesting Date, (ii) the date of termination of the employee’s employment if the employee’s position is involuntarily impacted or the employee terminates employment for Good Reason prior to the Vesting Date, otherwise no payment shall be due; or (iii) an accelerated date relating to all or any portion of any award, if and upon such conditions as determined in the sole discretion of the Company. For purposes hereof, “Good Reason” shall mean a reduction in the employee’s annual base salary in effect at the Effective Time of the Merger, or the Company requires the employee, without his or her consent, to relocate his or her principal business office to a location more than 30 miles from where the employee is employed at the Effective Time of the Merger.

(d) Consistent with previous disclosures in the Seller SEC Reports, any payment pursuant to this Section 6 will not be included in compensation for purposes of determining benefits under any nonqualified plan in which the employee participates.

(e) To avoid any ambiguity, the options, deferred shares and restricted stock discussed in this Section 6 shall vest and shall be payable in accordance with the terms set forth in this Section 6.

(f) The Seller agrees to use its reasonable best efforts to obtain any agreements necessary or advisable to effectuate the foregoing.

7. Section 409A.  Adjustments may need to made to the foregoing to the extent necessary to comply with Section 409A of the Internal Revenue Code.

APPENDIX B

July 8, 2007

Board of Directors
First Indiana Corporation
135 North Pennsylvania Street, Suite 2800
Indianapolis, IN 46204

Ladies and Gentlemen:

First Indiana Corporation (“First Indiana”), Marshall & Ilsley Corporation (“M&I”) and FIC Acquisition Corporation, a wholly-owned subsidiary of M&I (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated July 8, 2007 (collectively, the “Agreement”), pursuant to which Merger Sub will merge with and into First Indiana, with First Indiana as the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, upon consummation of the Merger, each share of common stock, $0.01 par value of First Indiana, issued and outstanding immediately prior to the Effective Time, other than certain shares, including those shares held by M&I and Merger Sub, specified in the Agreement, (the “First Indiana Common Stock”), will be converted into the right to receive $32.00 in cash, without interest (the “Per Share Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Consideration to the holders of First Indiana Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of First Indiana that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of M&I that we deemed relevant in determining M&I’s financial capacity to undertake the Merger; (iv) certain publicly available financial estimates for First Indiana for the years ending December 31, 2007 through December 31, 2008 as published by I/B/E/S and internal financial projections for the years ended December 31, 2009 through December 31, 2011 as prepared by senior management of First Indiana; (v) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vi) the current market environment generally and the banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of First Indiana the business, financial condition, results of operations and prospects of First Indiana. In response to First Indiana’s inquires, First Indiana received a solicitation of interest from M&I, at the Per Share Consideration, which was a price superior to any other indication, and First Indiana then ceased discussions with other parties.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources for First Indiana and M&I, that was provided to us by First Indiana or its respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of First Indiana and M&I at they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Indiana and M&I or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of First Indiana and M&I nor have we reviewed any individual credit files relating to First Indiana or M&I. We have

B-1

assumed, with your consent, that the respective allowances for loan losses for First Indiana and M&I are adequate to cover such losses.

With respect to the publicly available earnings estimates and the long-term earnings estimates for First Indiana used by Sandler O’Neill in its analyses, the senior management of First Indiana confirmed to us that those estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments of the future financial performances of First Indiana. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of First Indiana and M&I since the date of the most recent financial statements reviewed by us. We have assumed in all respects material to our analysis that First Indiana and M&I will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements will not be waived. Finally, with your consent, we have relied upon the advice First Indiana has obtained from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of First Indiana and M&I may trade at any time.

We have acted as First Indiana’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. First Indiana has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to First Indiana and M&I and their affiliates. We may also actively trade the equity and/or debt securities of First Indiana and M&I and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of First Indiana in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of First Indiana as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Per Share Consideration to holders of First Indiana Common Stock and does not address the underlying business decision of First Indiana to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for First Indiana or the effect of any other transaction in which First Indiana might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Per Share Consideration to be received by the holders of First Indiana Common Stock is fair to such shareholders from a financial point of view.

Very truly yours,

B-2

Dear Shareholder:
On the reverse side of this card are instructions on how to vote your shares by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way may be convenient for most shareholders.
Thank you for your attention to these matters.
First Indiana Corporation
ê Please fold and detach card at perforation before mailing. ê
P ROXY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1. Proposal to approve the Agreement and Plan of Merger dated July 8, 2007, by and among Marshall & Ilsley Corporation, FIC Acquisition Corporation and First Indiana Corporation
· FOR · AGAINST · ABSTAIN
2. Proposal to adjourn the special meeting, if necessary, to solicit additional proxies
· FOR · AGAINST · ABSTAIN
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF IT.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

V o t e b y T e l e p h o n e
c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote. V o t e b y I n t e r n e t Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V o t e b y M a i l
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: First Indiana Corporation, P.O. Box 535300, Pittsburgh PA 15352.
Vote by Telephone Vote by Internet Vote by Mail
Call Toll-Free using a Access the Website and Return your proxy Touch-Tone phone: Cast your vote: in the Postage-paid 1-888-693-8683 www.cesvote.com envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on ___, 2007 to be counted in the final tabulation.
IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.
Proxy must be signed and dated below ê Please fold and detach card at perforation before mailing. ê
This proxy is solicited by the Board of Directors for the Special Meeting of Shareholders to be held on ___, 2007.
The undersigned hereby appoints Gerald L. Bepko, Anat Bird, Pedro P. Granadillo, William G. Mays, Phyllis W. Minott and Michael W. Wells, and each of them, attorneys-in-fact and proxies, with full power of substitution, to attend the Special Meeting of Shareholders to be held on ___ ___, 2007 at ___a.m. E.S.T., and at any adjournments or postponements of the Special Meeting, and to vote as specified on the reverse all shares of the Common Stock of First Indiana Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting.
The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.
Signature(s)
Signature(s)
Date , 2007
Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.